Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

AGILITI HEALTH, INC.,

NORTHFIELD MEDICAL HOLDINGS LLC,

AND

NORTHFIELD MEDICAL, INC.

Dated as of October 28, 2020

TABLE OF CONTENTS*

i

ii

Annex I – Net Working Capital Example

Exhibit A – Escrow Agreement

*

Certain schedules and exhibits have been omitted and the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules and exhibits upon request.

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of October 28, 2020, by and among Agiliti Health, Inc., a Delaware corporation (“Buyer”), Northfield Medical, Inc., a Delaware corporation (the “Company”), and Northfield Medical Holdings LLC, a Delaware limited liability company (the “Seller”).

WHEREAS, as of the date of this Agreement, the Seller owns all of the issued and outstanding shares of Common Stock of the Company, par value $0.001 per share (the “Purchased Securities”);

WHEREAS, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the Purchased Securities on the terms and conditions specified herein (the “Sale”);

WHEREAS, concurrently with the execution of this Agreement, restrictive covenant agreements are being entered into between Buyer, each of Frazier Healthcare V, L.P., Frazier Healthcare Growth Buyout Fund VIII, L.P., and certain members of the Company’s management (the “Restrictive Covenant Agreements”); and

WHEREAS, concurrently with the execution of this Agreement, certain members of the Company’s management are delivering to Northfield Medical Holdings LLC commitment letters to acquire common stock of Agiliti, Inc., the parent holding company of Buyer (the “Senior Management Commitment Letters”).

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Action” means any legal action, lawsuit, litigation, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) of which the Company is or has been a member.

“Ancillary Agreements” means the Escrow Agreement, the Debt Commitment Letter (solely with respect to the Buyer), the Equity Commitment Letter, the Restrictive Covenant Agreements and the Senior Management Commitment Letters.

“Antitrust Efforts Covenants” means the provisions contained in Section 7.4 or otherwise under or related to any Antitrust Law.

“Antitrust Law” means the Applicable Law of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Applicable Law” means, with respect to any Person’s status, action or inaction, any US federal, state or local or any foreign law, statute, standard, ordinance, code, rule or regulation, in each case which has jurisdiction over such Person’s status, action or inaction.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located.

“Business” means the businesses conducted by the Company as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to be closed.

“Buyer Material Adverse Effect” means, with respect to Buyer, a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions in a timely manner or to perform its obligations under any of the Transaction Documents.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cash” means the aggregate amount of all cash and cash equivalents required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP, including cash and checks received by such Person or their banks prior to such date whether or not cleared and less any checks written by such Person prior to such date but not yet cleared. For the avoidance of doubt, Cash shall (i) be calculated net of checks, wire transfers and deposits for the account of the Company but not reflected as available proceeds in the Company’s account and issued but uncleared checks, wire transfers and drafts and (ii) exclude cash which is not freely usable by the Company because it is subject to restrictions or limitations on use or distribution by Applicable Law, Contractual Obligation or otherwise (including any cash outside the United States that cannot be repatriated without incurring a Tax or other penalty in connection therewith, to the extent such cash exceeds working capital needs consistent with past practice).

“Closing Cash” means the Cash of the Company at the Reference Time.

“Closing Indebtedness” means the Indebtedness of the Company at the Reference Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company, including all Intellectual Property Rights in and to Company Technology.

“Company’s Knowledge” and similar formulations mean the actual knowledge that one or more of Hendrik Struik, George Willet, and David Young has or should have had after a reasonable inquiry of the fact or other matter at issue.

“Company Technology” means any and all Technology owned or purported to be owned by the Company in the Business.

“Compensation” means, with respect to any employee of the Company, all salaries, wages, commissions, bonuses, benefits (including issuances or grants of Equity Interests) and any other compensation made by the Company to or for the benefit of such employee.

“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.

“Contemplated Transactions” means the transactions contemplated by (a) this Agreement (including the Sale), (b) the delivery and performance of the Ancillary Agreements and (c) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, lease, sublease, license, or sublicense, whether written or oral, to which or by which such Person is a party that is in effect.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, personal protective equipment (including masks), hygiene, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including but not limited to the CARES Act and Families First Coronavirus Response Act.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Credit Agreement” means the Credit Agreement, dated as of June 30, 2017, among the Company, the other loan parties, the financial institutions from time to time party thereto, and Ally Bank, as Administrative Agent (as amended, modified, supplemented or restated from time to time).

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided, however, that in no event shall the Debt Financing Sources include Buyer or any of its Affiliates.

“Disclosure Schedule” means the Disclosure Schedules to this Agreement.

“Employee Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, retention, benefits continuation, salary continuation, incentive, bonus, commission, incentive, performance award, stock option, phantom equity or other equity, change in control, retention, severance, salary continuation, vacation, holiday, sick leave, paid time off (PTO), tuition reimbursement, dependent care assistance, legal assistance, insurance, medical, vision, dental, hearing, disability, life insurance, death benefit, welfare, Code Section 125 cafeteria, fringe benefit (cash or non-cash), and other similar agreement, plan, program, policy, contract, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any “nonqualified deferred compensation plan” as defined in Section 409A of the Code, whether or not tax-qualified and whether or not subject to ERISA.

“Encumbrance” means any lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, buy/sell agreement or other similar restriction or covenant (other than, in the case of a security, any restriction on the transfer of such security arising solely under Applicable Law).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any federal, state, or local law, regulation, Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citibank N.A. or its successor, in its capacity as such pursuant to the terms of the Escrow Agreement

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A attached hereto, to be entered into by Buyer, the Seller and the Escrow Agent.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“GAAP” means generally accepted accounting principles in the US as in effect from time to time.

“Governmental Authority” means a federal, state, provincial, local, county or municipal government, governmental or regulatory body, agency, commission or authority, any court or judicial authority, whether international or national.

“Governmental Order” means, with respect to any Person’s status, action or inaction, any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority, in each case where such Governmental Authority has jurisdiction over such Person’s status, action or inaction.

“Hazardous Substance” means any material, chemical, waste, product, derivative, compound, pollutant, mixture, solid, liquid, mineral or gas, whether naturally occurring or manmade, that is defined, listed, classified or regulated as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants, radioactive materials, petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, and without duplication, all Liabilities (a) in respect of principal, accrued interest, penalties, fees and premiums of such Person (i) for borrowed money, and (ii) evidenced by notes, bonds and debentures, (b) in respect of letters of credit and bankers’ acceptances, (c) in respect of lease obligations required in accordance with GAAP to be capitalized on a balance sheet of such Person, (d) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person, (e) under any interest rate, currency swap or other hedging agreement or arrangement, (f) arising from deferred compensation arrangements (plus the employer portion of any payroll, social security, unemployment or similar Taxes in connection therewith), (g) in respect of deferred payroll, social security, unemployment or similar Taxes, whether deferred pursuant to the provisions of the CARES Act or any U.S. presidential memorandum or executive order, (h) in respect of contingent purchase price payments, earn-outs or similar payments, (i) in respect of accrued and unpaid income taxes of the Company for a Pre-Closing Tax Period for which Tax Returns are first due (with extension) after the Closing Date (calculated by taking into account the Transaction Tax Deductions and any applicable prepayments or estimated payments of the particular type of Tax (but not to be reduced below $0, for any jurisdiction or for the Company)), as of the end of the day on the Closing Date and calculated in accordance with Section 8.2(g), in each case calculated in a manner consistent with the past practices of the Company and (j) in respect of payables or other indebtedness owing to Seller or any of its Affiliates or any other Affiliate of the Company. Notwithstanding the foregoing, with respect to the Company, “Indebtedness” shall not include (1) any letters of credit to the extent not drawn, (2) any bank guarantees, (3) non-cancellable purchase commitments, (4) Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance; take-or-pay obligations in supply arrangements; completion guaranties, bid, custom, utility, performance and surety bonds, (5) Indebtedness in the form of customary obligations under indemnification, incentive, non-compete, consulting, customary indemnification obligations to purchasers in connection with dispositions or divestitures, or other similar arrangements, in each case that are not incurred in connection with indebtedness for borrowed money, (6) trade payables or other current Liabilities in the ordinary course of business, (7) any obligations with respect to current liabilities included in Net Working Capital (calculated in accordance with the Net Working Capital Methodology), which, for the avoidance of doubt, include bonus accruals, and items 1 and 2 on Section 4.13(a) of the Disclosure Schedules, each of which are included in Net Working Capital, or (8) any Seller Transaction Expenses, in each case, that have not then been earned or are otherwise not then due and payable.

“Intellectual Property Rights” means any and all of the following, as they exist in any jurisdiction throughout the world: (a) patents, patent applications of any kind and patent rights; (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and internet domain names, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works and registrations and applications for registration of any of the foregoing; (d) rights under trade secret law in trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, and Technology); and (e) any and all other intellectual property rights and/or proprietary rights recognized by law.

“Liability” means, with respect to any Person, any liability or obligation of such Person required under GAAP to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any change, effect, event, occurrence, or development (each a “Change”, and collectively, “Changes”) that, individually or in the aggregate, has had a materially adverse effect on (a) the Business, Assets or condition (financial or otherwise) of the Company, taken as a whole, or (b) the ability of the Company to consummate the Contemplated Transactions; provided, however, in the case of clause (a) that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or could be, a Material Adverse Effect (unless, with respect to clauses (i), (ii), (iii), (iv), (vi) and (viii) below, such Change has an adverse and disproportionate effect on the Company, taken as a whole, as compared to the effect of such Change on a business similarly situated to the Business): any adverse Change attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Company operates; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets (including changes in interest or exchange rates), in each case, in the US or anywhere else in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the US or any other country or region in the world, including (A) changes in interest rates in the US or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the US or any other country or region in the world; (iv) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority); (v) the announcement or pendency or consummation of the Contemplated

Transactions contemplated by this Agreement (to the extent directly attributable to the identity of Buyer and its Affiliates) or compliance with the terms of, or taking any action permitted or required by, this Agreement; (vi) changes after the date hereof in GAAP or other accounting requirements or principles or any changes in Applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) the failure of the Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent permitted by this definition); (viii) global, national or regional political, social, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (ix) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the US or any other country or region in the world; (x) any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement; (xi) any action taken by Buyer or its Affiliates or any omission by Buyer or its Affiliates of any action contemplated by this Agreement; and (xii) any actions expressly required to be taken or not taken by the Company, in each case, that is in compliance with the terms of this Agreement or was otherwise taken (or not taken) with the consent of or at the request of Buyer or any of its Affiliates.

“Material Customer” means each customer of the Company that is a group purchasing organization (“GPO”).

“Net Working Capital” means (i) all current assets (excluding Closing Cash) of the Company as of the Reference Time (but before taking into account the consummation of the Contemplated Transactions), minus (ii) all current liabilities (excluding any items constituting Closing Indebtedness or Seller Transaction Expenses) of the Company as of the Reference Time (but before taking into account the consummation of the Contemplated Transactions), and including any accrued and unpaid non-income Taxes of the Company for any Pre-Closing Tax Period for which Tax Returns are first due (with extension) after the Closing Date (calculated by taking into account any applicable prepayments or estimated payments of the particular type of Tax (but not to be reduced below $0, for any jurisdiction or for the Company)), as of the end of the day on the Closing Date and calculated in accordance with Section 8.2(g), in each case calculated in a manner consistent with the past practices of the Company and without any change in or introduction of any new reserves. A sample calculation of Net Working Capital for illustrative purposes is set forth on Annex I of this Agreement.

“Net Working Capital Methodology” means GAAP, applied in a manner consistent with the methodologies, practices, classifications, judgments, estimation techniques, assumptions and principles utilized by the Company in the preparation of the Interim Financials.

“Net Working Capital Target” means an amount equal to $9,200,000.00.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person in the ordinary course of such Person’s business; provided, that actions taken in response to the COVID-19 Pandemic, including pursuant to COVID-19 Measures, shall not be considered to have been taken outside of the Ordinary Course of Business.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, association or organization (together with any memorandum of association) and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parties” means Buyer, the Company and the Seller.

“Permits” means, with respect to any Person, any license, permit, approval or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings; (b) other statutory encumbrances arising by operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent; (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business; (d) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Company is not in default under such lease or rental agreement); (e) requirements and restrictions of zoning, building and other laws; (f) encumbrances set forth in any title policy or title report or survey with respect to leases and other encumbrances of record; (g) any Encumbrance permitted to exist under the Credit Agreements; (h) purchase money liens securing rental payments under capital lease arrangements; (i) applicable laws or government orders; (j) liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; (k) customary rights of set off, revocation, refund or chargeback; (l) any conditions that might be shown by a current, accurate survey or physical inspection; and (m) any other lien that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Purchase Price Adjustment Escrow Amount” means $3,000,000.00.

“Reference Time” means 12:01 a.m., New York time, on the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Information” means the historical financials set forth in paragraph 6 of Exhibit C of the Debt Commitment Letter.

“R&W Insurance Policy” means a buyer-side representation and warranty insurance policy to be obtained by Buyer.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means, with respect to the Seller, a material adverse effect on the ability of the Seller to consummate the Contemplated Transactions in a timely manner or to perform its obligations under any of the Transaction Documents.

“Seller Transaction Expenses” means (i) all costs, fees and expenses of the Company incurred at or prior to the Closing and not paid at or prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions, including legal, accounting, investment banking, advisory and other costs fees and expenses, (ii) obligations of the Company in respect of severance, change of control payments, stay bonuses, retention bonuses, and transaction bonuses due or arising (either alone or in combination with any other event) as a result of the Contemplated Transactions, and (iii) any employer-side payroll, employment, unemployment, social security and other similar Taxes with respect to the amounts set forth in the foregoing clauses (i) and (ii) to the extent accrued as of the Closing, but excluding any Liabilities under clauses (i) and (ii) arising after the Closing.

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Sponsor” means, collectively, investment funds affiliated with Thomas H. Lee Partners, L.P. and StepStone Capital Partners.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or in similar capacity.

“Tax” or “Taxes” means any federal, state, local, or foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (I) taxes imposed on, or measured by, income, or gross receipts, and (II) ad valorem, capital gains, goods and services, license, branch, estimated withholding, compensation, utility, production, gains taxes, customs duties, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax imposed by any Governmental Authority, including any interest or penalty related thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes required to be filed with a Tax authority, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Tax Deductions” means (A) all fees, expenses and interest (including amounts treated as interest for income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company with respect to the payment of Closing Indebtedness in connection with the Closing, (B) all fees, costs and expenses incurred by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including Seller Transaction Expenses and any other legal, accounting and investment banking fees, costs and expenses, and (C) all amounts treated as deductible for income Tax purposes as a result of the vesting of an Equity Interest in the Company in connection with or relating to the Closing.

“Treasury Regulations” means the regulations promulgated under the Code.

“US” means the United States of America.

Section 1.2 Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Accounting Firm	Section 3.3(b)
Affected Employees	Section 8.1(a)
Aggregate Consideration Amount	Section 3.1(a)
Agreement	Preamble
Alternate Financing	Section 7.9(a)
Audited Financials	Section 4.7(a)(i)
Burdensome Condition	Section 7.4(e)
Buyer	Preamble
Buyer Adjustment Amount	Section 3.3(d)
Buyer Antitrust Termination Fee	Section 10.2(a)
Buyer Plans	Section 8.1(b)
Buyer Released Party	Section 8.6(a)
Buyer Releasing Party	Section 8.6(a)
Change	Section 1.1
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 3.3(a)
Commitment Letters	Section 5.6(b)

Commitment Period	Section 8.1(a)
Company	Preamble
Company Plan	Section 4.14(a)
Company Registrations	Section 4.11(a)
Confidentiality Agreement	Section 8.4
Contracting Parties	Section 12.4
Debt Commitment Letter	Section 5.6(b)
Debt Financing	Section 5.6(b)
Debt Financing Fee Letter	Section 5.6(b)
D&O Indemnified Person	Section 8.3(a)
D&O Insurance	Section 8.3(c)
Debt Payoff Letters	Section 7.6
Disclosed Contractual Obligations	Section 4.15
Disputed Items	Section 3.3(b)
DOJ	Section 7.4(a)
E.O. 11246	Section 4.17(d)
Equity Commitment Letter	Section 5.6(b)
Equity Financing	Section 5.6(b)
Equity Financing Commitment	Section 5.6(b)
Estimated Aggregate Consideration Amount	Section 3.1(b)
Final Aggregate Consideration Amount	Section 3.3(c)
Financials	Section 4.7(a)(ii)
Financing	Section 5.6(b)
Financing Indemnitees	Section 7.9(d)
FTC	Section 7.4(a)
Goodwin	Section 8.5(a)
Government Contract	Section 4.15(a)(xv)
Insurance Policies	Section 4.19
Interim Financials	Section 4.7(a)(ii)
Key Employees Schedule	Section 7.7
Leased Personal Property	Section 4.10(c)
Leased Real Property	Section 4.10(a)
Material Supplier	Section 4.15(vii)
Most Recent Balance Sheet	Section 4.7(a)(ii)
Most Recent Balance Sheet Date	Section 4.7(a)(ii)
Nixon	Section 8.5(a)
Nonparty Affiliate	Section 12.4
Objections Statement	Section 3.3(b)
Outbound IP Contractual Obligations	Section 4.11(c)
Personal Property Leases	Section 4.10(c)
Pre-Closing Tax Returns	Section 8.2(a)
Pull and Refile	Section 7.4(a)
Purchase Price Adjustment Escrow Account	Section 3.2(d)
Purchased Securities	Recitals
Real Property Leases	Section 4.10(a)
Recovery Period	Section 8.5(d)
Regulatory Conditions	Section 7.4(a)
Released Party	Section 8.6(b)
Releasing Party	Section 8.6(b)
Restraint	Section 9.1(b)
Restrictive Covenant Agreements	Recitals

Sale	Recitals
Second Request	Section 7.4(a)
Section 503	Section 4.17(d)
Seller	Preamble
Seller Firms	Section 8.5(a)
Seller Released Party	Section 8.6(b)
Seller Releasing Party	Section 8.6(b)
Senior Management Commitment Letters	Recitals
Tax Contest	Section 8.2(g)
Termination Date	Section 10.1(b)
Ultimate Antitrust Cap	Section 10.2(b)
Union	Section 4.17(b)
VEVRAA	Section 4.17(d)
Waived 280G Benefits	Section 7.8

Section 1.3 Interpretation.

(a) The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation.” Any reference to any Applicable Law will be deemed also to refer to all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part. Any reference to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits, appendices or schedules, if any, of and to this Agreement unless otherwise specified.

(b) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and (ii) words using the singular or plural number also include the plural or singular number, respectively.

(c) References to “dollars,” “Dollars” and “$” will be references to US Dollars, and with respect to any Contractual Obligation, obligation, Liability, claim or document that is contemplated by this Agreement but denominated in currency other than US Dollars, the amounts described in such Contractual Obligation, obligation, Liability, claim or document will be deemed to be converted into US Dollars for purposes of this Agreement as of the applicable date of determination at the currency exchange rates published by The Wall Street Journal on the previous Business Day.

(d) Except as otherwise specifically provided, a reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.

(e) Each accounting term used herein that is not specifically defined herein (including definitions included in the Net Working Capital Methodology set forth on Annex I) shall have the meaning given to it under GAAP.

(f) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Unless expressly provided otherwise, fraud, for any and all purposes of the Transaction Documents (including any Action by any Party with respect thereto) shall be defined as, and limited solely to, an actual, knowing or intentional fraud with an intent to deceive with respect to the making of the representations, warranties, and covenants in the Transaction Documents or in any schedule, exhibit or certificate delivered pursuant to the Transaction Documents.

(h) Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that, if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, one month following March 31st is May 1st, and one year following February 18th, 2019 is February 18th, 2020.

(i) For purposes of the representations and warranties contained in Article IV, all references to the Company shall be deemed to include any former Subsidiaries of the Company which have been dissolved or merged into the Company prior to the date of this Agreement and each of their respective assets and liabilities.

(j) The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of the Transaction Documents.

ARTICLE II

SALE AND PURCHASE OF PURCHASED SECURITIES; CLOSING

Section 2.1 Sale and Purchase of Purchased Securities. Upon the terms and subject to the conditions contained herein, on the Closing Date, Buyer shall purchase the Purchased Securities from the Seller, and the Seller agrees to sell to Buyer the Purchased Securities held by the Seller as of immediately prior to the Closing for a cash amount (subject to adjustment as provided in Article III) equal to the Estimated Aggregate Consideration Amount plus any additional amounts payable to Seller pursuant to the terms of this Agreement, free and clear of any and all Encumbrances (other than any (a) Permitted Encumbrances, (b) Encumbrances or restrictions that will be released, waived or otherwise terminated in connection with the Closing, (c) restrictions on transfer imposed by any securities Laws, and (d) Encumbrances created by or resulting from actions of Buyer or any of its Affiliates or Representatives).

Section 2.2 Closing. The closing of this Sale (the “Closing”) shall occur no later than the second (2nd) Business Day after the fulfillment or waiver of all conditions set forth in Article IX (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), and shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018, or at such other time and/or place as the Parties may mutually agree to in writing; provided, however, in no event shall the Closing occur prior to November 30, 2020, unless otherwise agreed by Buyer.

ARTICLE III

CLOSING PAYMENTS AND PURCHASE PRICE ADJUSTMENT

Section 3.1 Calculation of Closing and Final Consideration.

(a) For the purposes of this Agreement, the “Aggregate Consideration Amount” means a cash amount equal to:

(i) Four Hundred Seventy-Five Million and 00/100 Dollars ($475,000,000.00);

(ii) plus the total amount of Closing Cash;

(iii) minus the total amount of Closing Indebtedness;

(iv) plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target;

(v) minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target;

(vi) minus the total amount of unpaid Seller Transaction Expenses;

(vii) minus the Purchase Price Adjustment Escrow Amount.

(b) At least two (2) business days prior to the Closing Date, the Company will deliver to Buyer its good faith estimate of the Aggregate Consideration Amount (the “Estimated Aggregate Consideration Amount”), including its good faith estimate of all components thereof listed in Section 3.1(a) above.

Section 3.2 Payments at Closing; Transaction Expenses and Closing Indebtedness.

(a) At the Closing, Buyer shall pay (or cause to be paid), on behalf of the Seller, to the Seller a cash amount, by wire transfer of immediately available funds to an account designated by the Seller prior to Closing, equal to the Estimated Aggregate Consideration Amount.

(b) At the Closing, Buyer will pay (or cause to be paid) the amount of the Seller Transaction Expenses payable to each payee thereof by wire transfer of immediately available funds to such payee’s account as specified in instructions delivered to Buyer by the Company prior to the Closing; provided, however, that any Seller Transaction Expenses treated as compensation payable to employees of the Company shall be deposited with the Company and paid through the payroll system of the Company, on the first normal payroll date of the Company following such deposit (and in any event within ten (10) Business Days following such deposit).

(c) At the Closing, Buyer shall itself acting as agent on behalf of the Company repay or procure that the Company repays, all amounts necessary to discharge fully the then outstanding balance of all Closing Indebtedness of the Company.

(d) At the Closing, Buyer will deliver the Purchase Price Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Purchase Price Adjustment Escrow Account”) in accordance with the terms of the Escrow Agreement.

Section 3.3 Post-Closing Adjustment.

(a) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to the Seller (i) an unaudited, consolidated balance sheet of the Company as of the Closing (which will have been prepared with the assistance of Buyer’s or the Company’s accountants) and (ii) its calculation of the Aggregate Consideration Amount, including all components thereof (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the Net Working Capital Methodology and the definitions of the terms Closing Cash, Closing Indebtedness, Net Working Capital and Seller Transaction Expenses contained herein. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Company as a result of the Contemplated Transactions (except with respect to the impact of the Transaction Tax Deductions for purposes of calculating unpaid income Tax liabilities of the Company for the Pre-Closing Tax Period) or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the Contemplated Transactions, (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities, and (iii) with respect to the calculation of Net Working Capital for purposes of the Closing Statement, the introduction or inclusion by Buyer of any line items or accounts not expressly included in the Net Working Capital Methodology.

(b) Buyer will, and will cause the Company to, (i) provide the Seller and its Representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of their review of the Closing Statement, and (ii) cooperate fully with the Seller and its Representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Closing Statement as is requested by the Seller or its Representatives. If the Seller has any objections to the Closing Statement, the Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items to which the Seller objects (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within ninety (90) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer will be final and binding by the parties hereto; provided, that, in the event Buyer or the Company does not provide any papers or documents reasonably requested by the Seller or any of its representatives within five (5) days of request therefor (or such shorter period as may remain in such ninety (90) day period), such ninety (90) day period will be extended by one (1) day for each additional day required for Buyer and/or the Company to fully respond to such request; provided, further, that such ninety (90) day period will be extended a minimum of ten (10) days following the date on which Buyer and/or the Company will have fully responded to such request. The Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions related thereto will (unless otherwise agreed by Buyer and the Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If Buyer and the Seller are unable to reach a final resolution of all Disputed Items within thirty (30) days after the delivery of the Objections Statement to Buyer, the Seller and Buyer will submit any unresolved Disputed Items to Grant Thornton, or another independent national accounting firm mutually selected by Buyer and the Seller (the “Accounting Firm”). Buyer and the Seller will instruct the Accounting Firm to, and the Accounting Firm shall, make a final determination of the Disputed Items (and only the Disputed Items) solely in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Seller will cooperate with the Accounting Firm during the term of its engagement. Buyer and the Seller will instruct the Accounting Firm not to, and the Accounting Firm will not, assign a value to any Disputed Item greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand. Buyer and the Seller will also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Buyer and the Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer and the Seller will further instruct the Accounting Firm, with respect to any

Disputed Items pertaining to the calculation of Net Working Capital, not to consider or otherwise permit to be included as a Disputed Item for any purpose, any line item or account not expressly included in the Net Working Capital Methodology. The Seller and Buyer will use their respective reasonable best efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Disputed Items are submitted to the Accounting Firm. The Accounting Firm’s determination will, absent manifest error, be final and binding on the parties hereto and will not be subject to court review or otherwise appealable. The fees and expenses of the Accounting Firm (i) will be borne by the Seller in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by the Seller (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such submitted Disputed Items.

(c) If the Aggregate Consideration Amount as finally determined pursuant to Section 3.3(b) (the “Final Aggregate Consideration Amount”) is greater than the Estimated Aggregate Consideration Amount, then, within five (5) Business Days after the determination of the Final Aggregate Consideration Amount, (i) Buyer will pay to the Seller, by wire transfer of immediately available funds, the amount of such excess (which in no case will exceed an amount equal to the Purchase Price Adjustment Escrow Amount) and (ii) Buyer and the Seller will jointly instruct the Escrow Agent to pay to the Seller by wire transfer of immediately available funds the Purchase Price Adjustment Amount and any remaining amount in the Purchase Price Escrow Account.

(d) If the Final Aggregate Consideration Amount is less than the Estimated Aggregate Consideration Amount, then, within five (5) Business Days after the determination of the Final Aggregate Consideration Amount, Buyer and the Seller will jointly instruct the Escrow Agent to (i) pay to Buyer by wire transfer of immediately available funds, an amount equal to such shortfall (which in no case will exceed the amount of the Purchase Price Adjustment Escrow Amount) (the “Buyer Adjustment Amount”) from the Purchase Price Adjustment Escrow Account, and (ii) pay to the Seller by wire transfer of immediately available funds the amount (if any) by which the amount of the Purchase Price Adjustment Escrow Amount is greater than the Buyer Adjustment Amount and any remaining amount in the Purchase Price Escrow Account.

(e) All payments required pursuant to Section 3.3(c) and Section 3.3(d) will, to the extent permitted by applicable Law, be deemed to be adjustments for Tax purposes to the Aggregate Consideration Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of the Seller and the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (unless a different date is set forth in any such representation or warranty) as follows, in each case, except as set forth on the Disclosure Schedule with disclosures on one section of the Disclosure Schedule qualifying representations in non-corresponding sections of this Article IV to the extent their applicability is reasonably apparent:

Section 4.1 Organization. The Company is duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly qualified to do business and in good standing in each jurisdiction in which it leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

Section 4.2 Power and Authorization. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party. The Company has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement. This Agreement and each Ancillary Agreement to which the Company is a party (i) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with their respective terms.

Section 4.3 Authorization of Governmental Authorities. Except for compliance with the HSR Act or any similar Applicable Law or as otherwise set forth on Section 4.3 of the Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or in respect of the Company, the Business or any Assets of the Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by a Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (b) the consummation of the Contemplated Transactions.

Section 4.4 Noncontravention. Except as set forth on Section 4.4 of the Disclosure Schedule, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Contemplated Transactions, will (a) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Applicable Law applicable to the Company; or (b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contractual Obligation or (ii) the Organizational Documents of the Company.

Section 4.5 Capitalization of the Company. The authorized capital stock of the Company consists solely of the Purchased Securities, all of which are issued and outstanding and are owned by the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances or those that will be released at or prior to the Closing). The Purchased Securities have been duly authorized and were validly issued to the Seller, and are fully-paid and nonassessable. All of the Purchased Securities were issued in compliance with Applicable Law. None of the Purchased Securities were issued in violation of any agreement, arrangement or commitment to which the Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. The Company has no outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other Equity Interests of the Company. There are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock, other Equity Interests or any other securities of the Company.

Section 4.6 Subsidiaries. The Company does not own or control, and, except as set forth on Section 4.6 of the Disclosure Schedule, has not since the Most Recent Balance Sheet Date owned or controlled, directly or indirectly, any Subsidiary.

Section 4.7 Financial Matters.

(a) Financial Statements. Buyer has been furnished with each of the following:

(i) the audited consolidated balance sheets of the Seller as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income, cash flow and changes in members’ equity of the Seller for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii) the unaudited statement of financial position of the Seller as of July 31, 2020 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Seller for the seven (7) months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b) Compliance with GAAP. Except as set forth on Section 4.7(b) of the Disclosure Schedule, the Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied and fairly present, in all material respects, the consolidated financial position and results of the operations of the Company as of the respective dates they were prepared, in accordance with GAAP, subject, in each case, in the case of the Interim Financials, to the absence of statements of cash flows and stockholder equity and footnotes (that, if presented, would not differ materially from those presented in the Audited Financials) and to normal year-end and periodic reclassifications and adjustments (the effect of which will not be materially adverse).

Section 4.8 Absence of Certain Developments. From the Most Recent Balance Sheet Date through the date of this Agreement and other than in the Ordinary Course of Business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financials;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Disclosed Contractual Obligation;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any material assets shown or reflected in the Most Recent Balance other than in the Ordinary Course of Business;

(g) material damage, destruction or loss, or any material interruption in use, of any material assets of the Company necessary for the Company to conduct the Business as presently conducted, whether or not covered by insurance;

(h) acceleration, termination, material modification to or cancellation of any Disclosed Contractual Obligation or material Permit;

(i) capital expenditures in excess of $50,000;

(j) other than Permitted Encumbrances, imposition of any Encumbrance upon any of the Company’s assets in excess of $25,000;

(k) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business with annual salaries in excess of $100,000, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(l) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(m) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business with an annual salary in excess of $100,000, (ii) Employee Plan, except as required by Applicable Law, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(n) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

(p) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(q) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.9 No Undisclosed Liabilities. There are no Liabilities of the Company of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, other than those that (i) are adequately reflected or reserved against in the Most Recent Balance Sheet as of the Most Recent Balance Sheet Date, (ii) were incurred in the Ordinary Course of Business after the Most Recent Balance Sheet Date or (iii) which are not, individually or in the aggregate, material in amount to the Business taken as a whole.

Section 4.10 Properties.

(a) The Company does not own any real property. Section 4.10(a) of the Disclosure Schedule identifies each lease, sublease or other Contractual Obligation (collectively, “Real Property Leases”) under which any real property is occupied or used by the Company in connection with the Business, including a description of such Real Property Lease (including the name of the third party lessor and the date of the lease or sublease and all amendments thereto) (“Leased Real Property”). The Real Property Leases are in full force and effect, and the Seller holds a valid and existing leasehold interest under each of the Real Property Leases for the term set forth under such caption in Section 4.10(a) of the Disclosure Schedule. The Company has all Permits of any Governmental Authority necessary for the use and operation of the Leased Real Property as presently used and operated, and the Company has complied in all material respects with all material conditions of the Permits applicable to the Company. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit. The Seller has delivered to Buyer complete and accurate copies of each of the Real Property Leases, and none of the Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Real Property Leases; nor, to the Company’s Knowledge, is any other party to any of the Real Property Leases in default. To the Company’s Knowledge, the Company is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any of the Leased Real Property, and the Company has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Leased Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a Material Adverse Effect. To the Company’s Knowledge, no improvements have been made or are contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Leased Real Property, and there are no present assessments. The buildings, plants, structures and equipment located on the Leased Real Property are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put.

(b) The Company has good title to all material items of personal property used in the Business (other than Leased Personal Property) purported to be owned by the Company, free and clear of all Encumbrances except for Permitted Encumbrances. Section 4.10(b) of the Disclosure Schedule sets forth a complete and accurate list of all personal property owned by the Company as of the date hereof that has a net book value in excess of $100,000.

(c) Section 4.10(c) of the Disclosure Schedule sets forth a complete and accurate list of all personal property leased for use by the Company in the Business as of the date hereof (“Leased Personal Property”) under an agreement (a “Personal Property Lease”) requiring the payment of more than $50,000 per year ), including a description of such Personal Property Lease (including the name of the third party lessor and the date of the lease or sublease and all amendments thereto. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Personal Property Leases.

Section 4.11 Intellectual Property.

(a) Scheduled Intellectual Property Rights. Section 4.11(a) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, and domain names owned by the Company (collectively, the “Company Registrations”).

(i) Each of the Company Registrations is subsisting and valid, and enforceable. Each of the Company Registrations is in compliance with all applicable legal requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company Registrations in full force and effect have been made by the applicable deadline. None of the Company Registrations is subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method review), or cancellation or opposition proceeding. Except as set forth in Section 4.11(a)(i) of the Disclosure Schedule, there are no actions that must be taken by the Company within three (3) months of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of initiating, perfecting, maintaining or renewing any Company Registrations. No issuance or registration obtained and no application filed by the Company in connection with any material Company Intellectual Property Rights has been canceled, abandoned, allowed to lapse or not renewed, except where the Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(ii) Except where expressly indicated in Section 4.11(a)(ii) of the Disclosure Schedule, the Company solely possesses all rights, title, and interests in and to each Company Registration, free and clear of any Encumbrance other than Permitted Encumbrances and licenses granted in the Outbound IP Contractual Obligations (as defined below).

(b) Infringement. The business conducted by the Company has not, and does not currently, to the Company’s Knowledge, infringe upon any Intellectual Property Rights of any Person. The Company is not infringing, misappropriating or otherwise violating, nor has it ever infringed, misappropriated or otherwise violated, any trade secret right or right of publicity, right of privacy of any other Person. Since the Most Balance Sheet Date, the Company has not received any written charge, complaint, claim, demand, or notice alleging infringement of the Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights in any manner that would be reasonably expected to give rise to a Material Adverse Effect.

(c) IP Contractual Obligations. Section 4.11(c) of the Disclosure Schedule identifies each Contractual Obligation (i) under which the Company uses or licenses a material item of Technology or any material Intellectual Property Rights that any Person besides the Company owns other than commercial off-the shelf software and (ii) under which the Company has granted to any Person any right or interest in any Company Intellectual Property Rights including any right to use any material item of Company Technology (the “Outbound IP Contractual Obligations”) that materially affects the Company’s use of or rights in the material Company Technology or any material Company Intellectual Property Rights (including settlement agreements and covenants not to sue), other than non-exclusive licenses of Company Intellectual Property Rights or Company Technology granted in the Ordinary Course of Business.

(d) Employees and Contractors. The Company has entered into written confidentiality agreements and written proprietary rights agreements (which terms may be contained in a written employment agreement) with all of its respective employees and independent contractors who have been involved in the development of material Company Technology or Intellectual Property acknowledging the Company’s ownership of all products, Technology, and Intellectual Property Rights created or developed by its respective employees and independent contractors who have been involved in the development of material Company Technology or material Company Intellectual Property Rights within the scope of their employment or engagement.

(e) Trade Secrets. The Company has taken reasonable security measures to protect the confidentiality of all trade secrets, know-how and other confidential and proprietary information owned by the Company or used by the Company in the Business.

(f) Effects of the Sale. Neither the execution, delivery or performance of this Agreement or any Related Agreement, nor the consummation of the Sale will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or lien on, any Company Intellectual Property Rights; (ii) a breach of any license or other agreement concerning any Company Intellectual Property Rights; (iii) the release, disclosure or delivery of any Company Intellectual Property Rights by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property Rights; or (v) payment of any royalties or other license fees with respect to Company Intellectual Property Rights or Intellectual Property Rights of any other Person in excess of those payable by the Company in the absence of this Agreement or the Sale.

(g) The exclusive representations and warranties of the Company in respect of intellectual property matters are set forth in this Section 4.11.

Section 4.12 Compliance with Laws; Permits.

(a) The Company has complied, and is now complying in all material respects, with all Applicable Laws applicable to it or its business, properties or assets.

(b) All material Permits necessary for the Company to conduct its business as presently conducted have been obtained by it and are valid and in full force and effect. Except for past violations for which the Company is not subject to any current Liability, as of the date hereof the Company is, in all material respects, in compliance with all Permits and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, necessary for the conduct of the Business as presently conducted.

Section 4.13 Tax Matters. Except as set forth on Section 4.13 of the Disclosure Schedule, as of the date hereof:

(a) The Company has duly and timely filed all income and other material Tax Returns that are required to be filed by or with respect to it (taking into account any extensions of time to file) and each such Tax Return is complete and correct and complies with applicable legal requirements in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company has withheld or collected and timely paid to the proper Governmental Authority or other Person all Taxes required to be withheld, collected, or paid by it or set aside in appropriate accounts for such purpose if such Taxes have not been required to have been paid over to a Governmental Authority and the Company has complied with all applicable Tax information reporting requirements related to such withholding any payment.

(b) There is no material dispute or claim concerning any Tax liability of the Company claimed or raised by any Governmental Authority of which the Company has received written notice. The Company has not received from any taxing authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company (other than as a result of filing any extension to file a Tax Return made in the ordinary course of business).

(c) The Company has (i) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company), (ii) no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (iii) no liability for Taxes of any other Person as a transferee or successor or by contract or under any Tax-sharing or Tax allocation agreement (other than intercompany or commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(d) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed by Section 355 or 361 of the Code.

(e) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

(f) No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(g) Except as set forth in Section 4.13(g) of the Disclosure Schedule, the Company is not a party to any Contractual Obligation that could result (including by reason of the Contemplated Transactions) separately or in the aggregate in any payment (A) of an “excess parachute payment” within the meaning of Section 280G of the Code, or (B) that would not be deductible as a result of the application of Section 404 or Section 162(m) of the Code.

(h) The Company is not required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed any such change in accounting method.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(j) The Company has not received or requested a written ruling of a Governmental Authority relating to Taxes, and the Company has not entered into a Contractual Obligation with a Governmental Authority relating to Taxes that would have a continuing effect after the Closing Date.

(k) The Company has disclosed on its federal income Tax Returns all positions taken by it that could reasonably be expected to give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) The Company has not participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(m) The Company has not been a target corporation or target affiliate in a qualified stock purchase within the meaning of Section 338 of the Code (or any predecessor provision).

(n) The Company has not taken any action that is not in accordance with past practice that could reasonably be expected to defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date. The Company has at all times used the accrual method of accounting for income Tax purposes.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting method for a taxable period ending on or prior the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state or local tax law) entered into prior to the Closing, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law relating to a transaction occurring prior to the Closing), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date outside the ordinary course of business, or (vii) election under Section 108(i) of the Code.

(p) The Company has not deferred the inclusion in taxable income of any amounts received or accrued on or prior to the Closing Date outside of the ordinary course of business to any taxable period (or portion thereof) ending after the Closing Date pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5 or Sections 455 or 456 of the Code (irrespective of whether or not such deferral is elective).

(q) The Company is not a party to any venture, partnership, Contractual Obligation or arrangement under which it could reasonably be expected to be treated as a partner for federal income tax purposes.

(r) Neither the Company nor the Seller has a permanent establishment located in any tax jurisdiction other than the United States and to the Company or the Seller’s knowledge, is not liable for the payment of Taxes levied by any jurisdiction located outside the United States.

(s) All “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party are exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is not under any obligation to pay, or pay a gross-up bonus for, any Taxes under Section 409A of the Code.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Disclosure Schedule lists all material Employee Plans which the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute on behalf of the Company’s employees or former employees or which covers the Company’s employees or former employees and for which the Company has any Liability (each a “Company Plan”). With respect to each Company Plan, the Company has made available to Buyer copies of each of the following: (i) the material plan documents together with all amendments thereto, and any related trust agreements (or, a written description of the material terms of such plan when the Company Plan has not been reduced to writing)(ii) the most recent summary plan description, if any, required under ERISA, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS, and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500.

(b) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or has any liability to (contingent or otherwise) and has not within the six years prior to the date of this Agreement maintained, sponsored, contributed to, or has any liability to (contingent or otherwise), a plan subject to Title IV of ERISA, Section 302 of ERISA, or Code Section 412, including any “multiemployer plan” as defined in Section 3(37) of ERISA. No Company Plan is a funded welfare benefit plan within the meaning of Code Section 419, a voluntary employee’s beneficiary association under Code Section 501(c)(9), a “multiple employer plan” within the meaning of Code Section 413(c), or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) Except as set forth in Section 4.14(c) of the Disclosure Schedule, each Company Plan has been established, administered, and maintained in all material respects in accordance with its terms and Applicable Laws, including without limitation, ERISA, the Code, and to the extent applicable, the Patient Protection and Affordable Care Act of 2008, as amended; and (ii) no litigation or governmental administrative proceeding, audit or pother proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or any fiduciary thereof and, to the Knowledge of the Company there is no reasonable basis for any such litigation or proceeding.

(d) Each Company Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable opinion or advisory letter or has received or applied for a favorable determination letter, and, to the Knowledge of the Company no event has occurred since the date of the most recent opinion, advisory, or determination letter or application therefor relating to such Company Plan that would be reasonably be expected to adversely affect the qualification of such plan. The Company has made available to Buyer a correct and complete copy of the most recent opinion, advisory, or determination letter received with respect to each Company Plan that is intended to be qualified under Section 401(a), as well as correct and complete copies of each pending application for a determination letter, if any.

(e) Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder.

(f) All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans have been timely made or have been reflected on the Net Working Capital.

(g) Except as required under 4980B of the Code, Part 6 of Title I of ERISA or any other Applicable Law, no Company Plan provides benefits or coverage in the nature of health, life, disability insurance, or non-pension benefits following retirement or other termination of employment, and the Company has not promised to provide such post-termination benefits other than as required by Applicable Law.

(h) Except as set forth in Section 4.14(h) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered.

(i) The exclusive representations and warranties of the Company in respect of employee benefit matters are set forth in this Section 4.14.

Section 4.15 Contractual Obligations.

(a) Section 4.15(a) of the Disclosure Schedule lists each of the following Contractual Obligations which the Company is bound:

(i) any Contractual Obligation pursuant to which a partnership or joint venture was established;

(ii) any Contractual Obligation under which the Company has permitted any material Asset to become Encumbered (other than by a Permitted Encumbrance or by a non-exclusive license of Company Intellectual Property Rights granted in the Ordinary Course of Business);

(iii) any Contractual Obligation which imposes a material restriction on the geographies or businesses in which the Company may operate the Business;

(iv) any Contractual Obligation under which the Company is obligated to incur any severance pay or Compensation obligations, in each case, that would become payable by reason of the Contemplated Transactions;

(v) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis, the performance of which mandates payment of base compensation in excess of $200,000 annually (other than those terminable at will without any severance obligation);

(vi) any Contractual Obligation with the Company’s Material Customers;

(vii) any supply or services Contractual Obligations with the Company’s top five (5) vendors based on amounts purchased from such vendors during the 2019 fiscal year (each a “Material Supplier”);

(viii) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment, expenditure or receipt of consideration in excess of $1,000,000 annually, other than (i) any Contractual Obligation that is terminable by the Company at will without material Liability and on sixty (60) days’ notice or less and (ii) purchase orders received in the Ordinary Course of Business; and

(ix) any Contractual Obligation that requires the Company to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(x) any Contractual Obligation that provides for the indemnification of any Person or the assumption of any environmental or other Liability of any Person, except for those in the ordinary course of business consistent with standard industry practice;

(xi) any Contractual Obligation pursuant to which the Company leases any Leased Real Property or any material Leased Personal Property;

(xii) any Contractual Obligation that relates to the acquisition or disposition of any business, a material amount of stock or Assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xiii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contractual Obligations;

(xiv) except for Contractual Obligations relating to trade receivables, all Contractual Obligations evidencing material Indebtedness (including, without limitation, guarantees);

(xv) any Contractual Obligation with a Governmental Authority to which the Company is a party and any other contract in which the Company is a federal subcontractor (a “Government Contract”);

(xvi) any Contractual Obligation that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xvii) all collective bargaining agreements or Contractual Obligations with any union; and

(xviii) any other Contractual Obligation that is material to the Business and not previously disclosed pursuant to this Section 4.15(a).

(b) The Company has made available to Buyer accurate and complete copies of each written Contractual Obligation listed on Section 4.15(a) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect. The Company has made available to Buyer a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Section 4.15(a) of the Disclosure Schedule. To the Company’s Knowledge, each Contractual Obligation required to be disclosed on Section 4.15(a) of the Disclosure Schedule (the “Disclosed Contractual Obligations”) is Enforceable against each party to such Contractual Obligation and, subject to obtaining any necessary consents disclosed in Section 4.3 and

Section 4.4 of the Disclosure Schedule, will continue to be so Enforceable following the consummation of the Contemplated Transactions. The Company is not nor, to the Company’s Knowledge, is any other party to any Disclosed Contractual Obligation in material breach or violation of, or default under, has repudiated any material provision of, or has provided or received any notice of any intention to terminate, any Disclosed Contractual Obligation. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Disclosed Contractual Obligation or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Disclosed Contractual Obligation (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Contractual Obligation.

Section 4.16 Related Party Transactions. Except as set forth on Section 4.16 of the Disclosure Schedule, no Affiliate of the Company: (a) has any interest in any material Asset owned or leased by the Company or used in connection with the Business or (b) is engaged in any transaction, arrangement or understanding with the Company (other than payments and other Compensation in the Ordinary Course of Business).

Section 4.17 Labor Matters.

(a) Section 4.17(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of September 30, 2020, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time and, if applicable, whether exempt or non-exempt); (iii) hire or retention date; (iv) current annual base salary, hourly wage rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all Compensation payable to all employees, and all fees and other remuneration payable to independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any Compensation, fees or other remuneration.

(b) As of the date hereof, there are no claims or proceedings pending, or to the Company’s Knowledge, threatened, against the Company asserting that the Company has committed an unfair labor practice within the meaning of the National Labor Relations Act. There is not, nor has there been at any time in the last three (3) years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its respective employees. Except as set forth on Section 4.17 of the Disclosure Schedule, the Company is not, nor has it been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. The Company has no duty to bargain with any Union.

(c) The Company is and has been in the last three (3) years in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and/or independent contractors of the Company, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance and to the Knowledge of the Company, the COVID-19 Pandemic. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified pursuant to such Applicable Laws. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 4.17(b), there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under Applicable Laws.

(d) With respect to Government Contracts, the Company is and has been in compliance in all material respects with Executive Order No. 11246 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. To the extent applicable, the Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past three years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with any Governmental Authority.

(e) The exclusive representations and warranties of the Company in respect of labor matters are set forth in this Section 4.17.

Section 4.18 Litigation; Governmental Orders. As of the date hereof, except as set forth on Section 4.18 of the Disclosure Schedule, there is no Action to which the Company is a party (either as plaintiff or defendant) that is pending, or to the Company’s Knowledge, threatened (a) involving any Governmental Authority, (b) involving claims or other liabilities in excess of $1,000,000 or (c) that is otherwise material to the Company, taken as a whole. As of the date hereof, to the Company’s Knowledge, the Company is not bound by any Governmental Order naming the Company.

Section 4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 4.19 of the Disclosure Schedule, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.20 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.21 Accounts Receivable. The accounts receivable reflected on the Most Recent Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Most Recent Balance Sheet or, with respect to accounts receivable arising after the Most Recent Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after such amounts are due in accordance with applicable payment terms.

Section 4.22 Customers and Vendors.

(a) The Company has not received any notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) The Company has not received any notice that any of its Material Suppliers has ceased, or intends to cease after the Closing, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.23 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Seller, the board of directors and any committees of the board of directors of the Company in all material respects, and no meeting, or action taken by written consent, of the Seller, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 4.24 Environmental Matters.

(a) The Company is currently and has been for the last three (3) years in compliance with all Environmental Laws in all material respects. Neither Company nor the Seller has received from any Person, with respect to the Business or Real Property, any: (i) Environmental Notice or Environmental Claim; or (ii) written request from any applicable Governmental Authority for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company possesses and is in compliance in all material respects with all Environmental Permits. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law.

(c) To the Knowledge of the Company, no Hazardous Substances are present at, on, in or under any Real Property or any real property formerly owned or leased by any Company Entity in violation of applicable Environmental Laws. There has been no Release of Hazardous Substances in violation of Environmental Law with respect to the Business or any real property currently or formerly owned, operated or leased by the Company and the Company has not received any Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substances which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(d) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) The Company has made available to Buyer copies of all environmental reports, audits, studies and assessments that are in the possession, custody or control of the Company pertaining to Releases, Environmental Claims, Environmental Notices, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances at any currently or formerly owned, operated or leased real property, or any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.25 No Brokers. Except for Cain Brothers, a division of KeyBanc Capital Markets Inc., and Moelis & Company LLC, the Company does not have any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

Section 4.26 Disclaimer of Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, EACH OF THE COMPANY, ITS AFFILIATES, AND THEIR DIRECTORS, MANAGERS, PARTNERS, OFFICERS, DIRECT OR INDIRECT EQUITYHOLDERS AND EACH OF THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY

DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE COMPANY, THE BUSINESS, OR THE COMPANY’S ASSETS, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE IV SUPERSEDE, REPLACE AND NULLIFY ANY OTHER STATEMENT (WHETHER WRITTEN OR ORAL) MADE BY ANY OF THE COMPANY, ITS AFFILIATES, ANY OF THEIR REPRESENTATIVES OR ANY OTHER PARTY PRIOR TO THE DATE HEREOF AND TO THE DISCLAIMERS CONTAINED IN THIS SECTION 4.26.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each of the Company and the Seller, as of the date hereof, as follows:

Section 5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware. Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation or partnership in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary.

Section 5.2 Authority. Buyer has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Documents to which Buyer is a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Buyer. This Agreement has been, and each of the other Transaction Documents to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Transaction Documents entered into on the date hereof by Buyer constitute, and in the case of the Transaction Documents entered into following the date hereof they will at Closing constitute, valid and binding obligations of Buyer, Enforceable against Buyer in accordance with their respective terms.

Section 5.3 No Conflict. The execution and delivery by Buyer of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any liability or loss of any benefit under (i) any provision of Buyer’s Organizational Documents, or (ii) any Applicable Law.

Section 5.4 Consents. No Consent or Governmental Order is required by or with respect to Buyer in connection with the execution and delivery of the Transaction Documents by Buyer or the consummation by Buyer of the Contemplated Transactions.

Section 5.5 Litigation. There is no Action of any nature pending or, to the knowledge of Buyer, threatened against Buyer that could individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not subject to any outstanding Governmental Order that could individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6 Sufficiency of Funds.

(a) Buyer has sufficient cash on hand or other sources of immediately available funds (including amounts available under Buyer’s existing revolving credit facility and the net cash proceeds on the Closing Date of the Financing both before and after giving effect to any “flex” provisions applicable to the Debt Financing) to enable it to make payment of the Aggregate Consideration Amount, Closing Indebtedness, Seller Transaction Expenses, all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the Contemplated Transactions (the “Required Amount”).

(b) Buyer has delivered to the Company true, complete and correct copies of (i) an executed commitment letter among the Sponsor and Buyer, dated as of the date hereof (together with all annexes, schedules and exhibits (in each case, if any) thereto, the “Equity Commitment Letter”, and the commitment thereunder, the “Equity Financing Commitment”) to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (ii) an executed debt commitment letter dated as of the date hereof (including all exhibits, schedules annexes and amendments thereto, the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”) and any engagement letter, side letter and fee letter related to the Debt Commitment Letter (the “Debt Financing Fee Letter”) from the financial institutions named therein, pursuant to which those financial institutions have committed, on the terms and subject only to the conditions expressly set forth therein, to provide to Buyer the amount of debt financing as described therein, the proceeds of which shall be used to fund the transactions contemplated by this Agreement (the “Debt Financing” and together with the Equity Financing, the “Financing”); provided, that the copy of the Debt Financing Fee Letter delivered to the Company has been redacted with respect to fees and commercially sensitive economic terms in a customary manner as set forth therein (it being agreed that none of which redactions cover terms that could affect the conditionality, amount, timing, availability or termination of the Debt Financing). The Commitment Letters contain all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Financing available to Buyer on the terms therein. There are no side letters or other agreements, arrangements or understandings (written or oral) to which Buyer or any of its Affiliates is a party related (directly or indirectly) to the Financing and that would reasonably be expected to affect the conditionality, amount, timing, availability or termination of the Debt Financing, other than as expressly set forth in the Commitment Letters.    The Commitment Letters have been duly executed and delivered by, and are a legal, valid and binding obligation of, Buyer and, to the knowledge of Buyer, each other party thereto. The Commitment Letters are in full force and enforceable effect against Buyer and, to the knowledge of Buyer, against each other party thereto. Each of the Commitment Letters has not been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been timely paid. Assuming the satisfaction of the conditions set forth in Section 9.1 and 9.2, Buyer is not aware of any fact, occurrence or condition that may cause the financing commitments to terminate or be ineffective or any term or condition of closing required to be satisfied by it pursuant to the Commitment Letters to be met. Assuming the satisfaction of the conditions set forth in Section 9.1 and 9.2, the aggregate proceeds of the Financing (both before and after giving effect to any “flex” provisions), if funded together with cash on hand of the Buyer, will be sufficient to enable Buyer to make payment of the Aggregate Consideration Amount, Closing Indebtedness, Seller Transaction Expenses, all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the Contemplated Transactions. Assuming the satisfaction of the conditions set forth in Section 9.1 and 9.2, Buyer does not have any reason to believe (both before and after giving effect to any “flex” provisions) that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the full amount of the Financing will not be available to Buyer on the date of the Closing. Assuming the satisfaction of the conditions set forth in Section 9.1 and 9.2, Buyer is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Buyer or its Affiliates in any Commitment Letter misleading or inaccurate in any material respect. Assuming the satisfaction of the conditions set forth in Article IX, the obligations Buyer under this Agreement are not subject to any conditions regarding Buyer’s, it’s Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Financing (including any Alternative Financing).

Section 5.7 No Brokers. Buyer has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions.

Section 5.8 Restricted Securities. Buyer is acquiring the Purchased Securities for its own account, with the intention of holding the Purchased Securities for investment and not with a view to the resale or distribution of any part of the Purchased Securities, and Buyer does not have any present intention of selling, granting any participation in or otherwise distributing the Purchased Securities. Buyer understands that the Purchased Securities have not been registered under the Securities Act of 1933, as amended, by reason of specific exemptions from the registration provisions, which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed in this Agreement. Buyer understands that the Purchased Securities are “restricted securities” under applicable US federal and state securities laws and that, pursuant to these laws, Buyer must hold the Purchased Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.

Section 5.9 Solvency. Buyer is not entering the Contemplated Transactions or the Financing with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the Contemplated Transactions and the Financing, Buyer and its Subsidiaries will be Solvent. Immediately after giving effect to the Contemplated Transactions and the Financing, Buyer and its Subsidiaries will have adequate capital to carry on their businesses.

Section 5.10 Due Diligence Review.

(a) Buyer (on behalf of itself and any of its Affiliates) acknowledges that: (i) it has completed to its satisfaction its own due diligence review with respect to the Company and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company and the Seller in Article IV and Article VI hereof, it is not relying upon any representation or warranty of the Company, Seller or any Affiliate thereof or any equityholder, officer, director, employee, agent or advisor, or any of them, nor upon the completeness or accuracy of any information, record, projection or statement made available or given to Buyer in the performance of such investigation (or any omission therefrom) (it being understood and agreed that none of Buyer or any of its Affiliates is relying on anything other than the specific representations and warranties made by the Company and the Seller in Article IV and Article VI hereof), (ii) it has had access to its full satisfaction to the Company and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (iii) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into Transaction Documents and the other documents referred to herein relating to the Contemplated Transactions as it has seen fit.

(b) In connection with the investigation by Buyer of the Company, Buyer has received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that neither the Company, Seller, nor any member, officer, director, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and Buyer agrees that it has not relied thereon.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 6.1 Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware. The Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

Section 6.2 Authority. The Seller has all requisite power and to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of the Transaction Documents to which the Seller is a party and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Seller. This Agreement has been, and each of the other Transaction Documents to which the Seller is a party will be at the Closing, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Transaction Documents entered into on the date hereof by the Seller constitute, and in the case of the Transaction Documents entered into following the date hereof they will at Closing constitute, valid and binding obligations of the Seller, Enforceable against the Seller in accordance with their respective terms.

Section 6.3 No Conflict. The execution and delivery by the Seller of the Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any liability or loss of any benefit under (i) any provision of the Seller’s Organizational Documents, or (ii) any Applicable Law.

Section 6.4 Consents. No Consent or Governmental Order is required by or with respect to the Seller in connection with the execution and delivery of the Transaction Documents by the Seller or the consummation by the Seller of the Contemplated Transactions.

Section 6.5 Ownership of Purchased Securities. As of the date of this Agreement, the Seller holds, beneficially and of record, the Purchased Securities, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller is a holding company with no liabilities or assets, except for the Purchased Securities.

Section 6.6 Litigation. There is no Action of any nature pending or, to the knowledge of the Seller, threatened against the Seller that could individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect. The Seller is not subject to any outstanding Governmental Order that could individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

Section 6.7 No Brokers. Seller has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Seller or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Closing.

Section 6.8 Disclaimer of Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI, EACH OF THE SELLER, ITS AFFILIATES, AND THEIR DIRECTORS, MANAGERS, PARTNERS, OFFICERS, DIRECT OR INDIRECT EQUITYHOLDERS AND EACH OF THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE SELLER, THE COMPANY, THE BUSINESS, OR THE COMPANY’S ASSETS, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE VI SUPERSEDE, REPLACE AND NULLIFY ANY OTHER STATEMENT (WHETHER WRITTEN OR ORAL) MADE BY ANY OF THE SELLER, ITS AFFILIATES, ANY OF THEIR REPRESENTATIVES OR ANY OTHER PARTY PRIOR TO THE DATE HEREOF AND TO THE DISCLAIMERS CONTAINED IN THIS SECTION 6.8.

ARTICLE VII

CERTAIN PRE-CLOSING COVENANTS

Section 7.1 Operation of the Business.

(a) Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, and except to the extent described on Section 7.1 of the Disclosure Schedule or otherwise contemplated by the Agreement, and except for COVID-19 Measures that are taken by the Company after reasonable consultation with Buyer, the Company shall conduct the Business only in the Ordinary Course of Business.

(b) Specific Prohibitions. Without limiting the generality or effect of Section 7.1(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, except (A) to the extent described on Section 7.1 of the Disclosure Schedule, (B) as otherwise contemplated, permitted or required by this Agreement, (C) as may be required to comply with any Disclosed Contractual Obligation, (D) as required by any Applicable Law or applicable Governmental Order (including COVID-19 Measures), (E) in connection with actions taken in response to a business emergency or other unforeseen operational matters (including COVID-19 Measures), and (F) as consented to or approved by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not take any of the following actions:

(i) amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii) issue, sell, grant or otherwise dispose of any of its capital stock, or amend any term of any of its outstanding capital stock;

(iii) (A) make any declaration or payment of any dividend or other distribution with respect to any of its capital stock; or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock (except in connection with the termination of any employee or consultant of the Company or as otherwise set forth on Schedule 7.1(b)(iii) hereto);

(iv) become liable in respect of any guarantee of any material Liability or incur, assume or otherwise become liable in respect of any Indebtedness (except for letters of credit and borrowings in the Ordinary Course of Business);

(v) enter into any transactions with any Affiliate of the Company other than on an arms’ length basis;

(vi) (A) merge or consolidate with any Person; (B) acquire any material Assets, except for acquisitions of Assets in the Ordinary Course of Business; or (C) make any loan, advance or capital contribution to, or acquire any Equity Interests in, any Person (other than loans and advances to employees in the Ordinary Course of Business);

(vii) sell or otherwise dispose of any of its material Assets except in the Ordinary Course of Business;

(viii) make any capital expenditure commitment that irrevocably commits the Company to expend after the Closing in excess of $500,000 over the budgeted amount for the current fiscal year;

(ix) materially increase any benefits under any Employee Plan or materially increase the Compensation payable or paid, whether conditionally or otherwise, to any management employee, officer, director or consultant of the Company (other than (A) any increase adopted in the Ordinary Course of Business or (B) any increase in benefits or Compensation required by Applicable Law or required pursuant to the terms of an existing Employee Plan or an existing employment, consulting, indemnification, change of control, severance or similar agreement with any current or former director, officer, employee or consultant);

(x) make any material change in its methods of accounting or accounting practices (except as required by changes in GAAP);

(xi) settle, agree to settle or waive any pending Actions (A) involving potential payments to the Company or by the Company after the Closing which are either in excess of $500,000 or not otherwise in the Ordinary Course of Business of the Company or (B) that admit liability or consent to non-monetary relief;

(xii) change or revoke any material Tax election; change any material method of accounting for Tax purposes; settle any Action in respect of Taxes; or enter into any Contractual Obligation in respect of Taxes with any Governmental Authority, in each case, solely to the extent such action is reasonably expected to increase the Tax Liability of the Company in respect of a Post-Closing Tax Period;

(xiii) enter into any material new line of business that is materially different from the Business or discontinue any material line of business or any material business operations;

(xiv) terminate any Disclosed Contractual Obligations other than the termination of any medical director agreements or leases that management reasonably determines to be necessary or advisable in the course of the operation of the business;

(xv) license or otherwise dispose of the rights to use any material patent, material trademark included in the Company Intellectual Property Rights or other material Company Intellectual Property Right other than pursuant to non-exclusive licenses of Company Intellectual Property Rights granted in the Ordinary Course of Business or disclose material trade secrets to a third party other than pursuant to a confidentiality agreement; or

(xvi) enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 7.1(b).

(c) For the avoidance of doubt, nothing contained in this Agreement (including this Section 7.1) shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s operations.

Section 7.2 Access to Premises and Information. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, to the extent permitted by Applicable Law, the Company shall permit Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any Company is subject) to employees of the Company and to premises, properties (excluding for the purposes of environmental inspection), books, records (including Tax records) and Contractual Obligations of the Company, except, in each case, for (a) privileged attorney-client communications or attorney work product, and (b) information or materials that relate to the proposed sale of the business of the Company or the negotiation, execution and delivery of this Agreement or the Ancillary Agreements. All information and materials provided to Buyer and/or its Representatives pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement.

Section 7.3 Reasonable Best Efforts. Prior to the Closing, except with respect to the matters described in Section 7.4, which shall be governed by the provisions thereof, each party to this Agreement shall use reasonable best efforts to cause the conditions set forth in Article IX to be satisfied and to consummate the transactions contemplated hereby; provided, that the Company shall not be required to expend any funds to obtain any third party consents.

Section 7.4 Regulatory Compliance. Each of Buyer and the Company shall use its respective reasonable best efforts, and shall cause their respective Subsidiaries and Affiliates to use their respective reasonable best efforts to obtain termination of any waiting periods relating to the HSR Act or other Antitrust Law, and to remove each and every other impediment relating the HSR Act or other Antitrust Law that would prevent consummation of the transactions prior to the Termination Date (the “Regulatory Conditions”).

(a) In using its respective reasonable best efforts, each of Buyer and the Company shall as promptly as practicable, but in no event later than three (3) Business Days following the execution and delivery of this Agreement file or cause to be filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the US Department of Justice (“DOJ”) the Notification and Report Form, if any, required for the transactions contemplated by this Agreement and thereafter as promptly as practicable provide any information, documents, or material requested in connection therewith pursuant to the HSR Act, including responding to inquiries and requests from the FTC or DOJ (including requests for production of documents or production of witnesses for interviews, hearings, or depositions) and complying with any request for additional information or documentary material made pursuant to 15 U.S.C. § 18a(e)(1)(A) (a “Second Request”). Buyer shall be solely responsible for all filing fees required to be paid in connection therewith.

Any such Notification and Report Form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other Applicable Law. If either Buyer or the Company determines that a withdrawal and re-filing of Buyer’s Notification and Report Form (a “Pull and Refile”) will enable the parties to expedite Closing, Buyer shall conduct a Pull and Refile in compliance with FTC Rule 16 C.F.R. 803.12 and any other Applicable Law as promptly as practicable.

(b) In using its respective reasonable best efforts, each of Buyer and the Company shall as promptly as practicable: (i) make such other filings as are necessary to comply with Antitrust Law in other jurisdictions, and (ii) provide any information requested by applicable Governmental Authorities relating to Antitrust Law including responding to inquiries and requests for production of documents or production of witnesses for interviews, hearings, or depositions and complying with any request from a Governmental Authority similar to a Second Request. Any such filings and information shall be in substantial compliance with Applicable Law.

(c) In using its respective reasonable best efforts, each of Buyer and the Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry related to the HSR Act or other Antitrust Law and shall promptly: (i) furnish to the other party such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other Antitrust Law; (ii) inform the other party of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, including any inquiries or requests for information from, the FTC, the DOJ, or any other applicable Governmental Authority; (iii) permit counsel for the other party, with reasonable notice and subject to Applicable Law, to review in advance, and consider in good faith the views of the other party in connection with any proposed written communication to any Governmental Authority in connection with the transactions contemplated by this Agreement, and (iv) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries or Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Companies and (y) as necessary to comply with contractual arrangements or Applicable Law. Each of Buyer and the Company agree not to participate, or to permit their Subsidiaries or Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d) In using its respective reasonable best efforts, each of Buyer and the Company, subject to Applicable Law, shall not: (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other party; (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party; or (iii) take any other action that would be reasonably likely to prevent or delay consummation of the transactions contemplated by this Agreement prior to the Termination Date; provided, however, that Buyer may conduct a Pull and Refile consistent with Section 7.4(a). If it would have the effect of preventing consummation of the transactions contemplated by this Agreement prior to the Termination Date, Buyer shall not acquire by merging or consolidating with, or by purchasing a substantial portion of the Equity Interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(e) In using its respective reasonable best efforts, each of Buyer and the Company will take, and will cause their respective Subsidiaries and Affiliates to take, any and all steps reasonably necessary to obtain any approvals necessary to satisfy the Regulatory Conditions and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including this Section 7.4, shall be construed to require Buyer or any of its Subsidiaries to undertake any efforts or take any action if the taking of such efforts or action, individually or in the aggregate, would result in a Burdensome Condition. “Burdensome Condition” means any condition, qualification, limitation, restriction or requirement that has or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or reasonable prospects of Buyer and its Subsidiaries, taken as a whole, it being understood that any required divestiture by Buyer of a business with annual revenues in excess of $50,000,000.00 shall be deemed a Burdensome Condition, and any divestiture by Buyer of a business with annual revenues of less than $50,000,000.00 shall be deemed to not be a Burdensome Condition.

Section 7.5 No Solicitation. Each of the Seller and the Company agrees that from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Seller and the Company shall not, and the Seller and the Company shall instruct their respective Representatives not to, solicit, initiate, or knowingly encourage proposals, offers or inquiries from any third party with respect to, or enter into negotiations or any agreement regarding the terms of, any sale of all or substantially all of the stock or assets of the Company (including any sale structured as a merger, consolidation or similar business combination) with any Person, in any case other than Buyer, its Affiliates and their respective Representatives.

Section 7.6 Payoff Letters and Lien Releases. The Company shall obtain and deliver to Buyer customary payoff letters in connection with the repayment of the Closing Indebtedness under the Credit Agreement (the “Debt Payoff Letters”) and make arrangements for the delivery of, subject to the receipt of the applicable payoff amounts, customary lien releases related to the Credit Agreement to Buyer as soon as practicable after the Closing.

Section 7.7 Contact with Customers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees (other than the employees identified on the “Key Employees Schedule”), customers, potential customers, suppliers, distributors or licensors of the Company, or any other Persons having a business relationship with the Company, concerning the transactions contemplated hereby without the prior written consent of the Seller.

Section 7.8 280G. Prior to the Closing, the Company shall use its commercially reasonable efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code (the “Waived 280G Benefits”), if any, and (ii) solicit the approval of Seller, as the sole stockholder of the Company, of any waived 280G benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. Solely to the extent there are any Waived 280G Benefits, (A) the Company shall forward to Buyer at least five (5) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 7.8 (including supporting analysis and calculations) for Buyer’s review and comment, and the Company shall consider the comments received from Buyer on such documents at least two (2) days prior to distribution to the intended recipients in good faith, and (B) prior to Closing, the Company shall deliver to Buyer evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such stockholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained.

Section 7.9 Financing Cooperation.

(a) Buyer will, and will cause its Affiliates and each of its and their respective Representatives to use, their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and subject only to the conditions (including, to the extent required, the full exercise of any “flex” provisions) expressly set forth in the Debt Commitment Letter, including using its reasonable best efforts to (A) to maintain in full force and effect the Debt Commitment Letter in the form provided to the Company concurrently with the execution of this Agreement, (B) to promptly negotiate, enter into and deliver definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions) expressly set forth in the Debt Commitment Letter; (C) to promptly prepare the necessary offering circulars, private placement memoranda, or other offering documents, rating agency materials and other marketing materials with respect to the Debt Financing and to timely commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter in light of the anticipated Closing Date as promptly as practicable following the date of this Agreement; (D) to promptly satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letter[s] and to consummate the Financing at or prior to the Closing, including using their reasonable best efforts to cause the Debt Financing Sources and the other Persons committing to fund the Financing to fund the Financing at the Closing; and (E) to promptly, diligently and fully enforce its rights under the Debt Commitment Letter. Buyer shall comply with all its obligations under the Debt Commitment Letter. Buyer shall keep the Company reasonably informed of the status of its efforts to arrange and consummate the Debt Financing and of all material developments in respect thereof. Buyer shall provide the Company upon request with copies of any material definitive documents in respect of the Debt Financing (including drafts thereof) and such other information and documentation regarding the Debt Financing and any syndication efforts as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Without limiting the generality of the foregoing, Buyer shall give the Company prompt written notice (and in any event within one Business Day following becoming aware thereof) (x) of any breach or default (or threatened or potential breach or default) (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the Debt Commitment Letter or definitive agreements related to the Financing of which Buyer becomes aware, (y) of the receipt by Buyer or any of its Affiliates or representatives of (A) any notice or (B) other communication, in each case from any Debt Financing Source with respect to any (1) actual, potential or threatened breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Financing of any provisions of the Debt Commitment Letter or definitive agreements related to the Financing (including any proposal by the Debt Financing Source, lender or other Person to withdraw, terminate or make a material change in the terms (other than ordinary course negotiation of the definitive documentation with respect to the Debt Financing) of (including the amount of the Debt Financing)), or (2) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, in each case would reasonable be expected to prevent, make less likely, materially impair or delay the Closing, and (z) if at any time for any reason Buyer believes in good faith that it will not be able to (or is reasonably likely to not be able to) obtain all or any portion of the Financing on the terms and subject only to the express conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Debt Financing. As soon as reasonably practicable, but in any event within one Business Day of the date the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence or the status of the Debt Financing. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) of the second preceding sentence or if, notwithstanding the use of reasonable best efforts by Buyer to satisfy their respective obligations under this Section 7.9, any portion of the Debt Financing becomes unavailable, and such portion is required to pay all amounts required to be paid in connection with the Contemplated Transactions (including, without limitation, to fund the Required Amount), Buyer shall use its reasonable best efforts to arrange, obtain and consummate in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Contemplated Transactions and pay the Required Amount with terms and conditions not materially less favorable, taken as a whole, to Buyer than the terms and conditions set forth in the Debt Commitment Letter (the “Alternate Financing”) as promptly as reasonably practicable following the occurrence of such event. Buyer shall deliver to the Company true, correct and complete copies of all agreements (including commitment letters, and fee letters (subject to customary redaction of fee amounts and other commercially sensitive economic terms, none of which redactions cover terms that could affect the conditionality, amount, timing, availability or termination of the Financing)) related to any such Alternative Financing. Buyer acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing. Buyer will not, and will not permit any of their Affiliates to, without the prior written consent of Company, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing.

(b) Buyer shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, supplement, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Debt Financing on the Closing Date (including by increasing the amount of fees to be paid or original issue discount) unless (x) the Debt Financing or the Equity Financing commitment is increased by a corresponding amount and (y) after giving effect to such reduction, Buyer has sufficient funds to pay the Required Amount at Closing), (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Debt Financing, or (C)

expands, amends or modifies any other provision of the Debt Commitment Letter that would reasonably be expected to (x) delay or prevent or make less likely the funding of the full amount of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided that, for the avoidance of doubt, Buyer may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents). Buyer promptly shall deliver to the Company copies of any amendment, supplement, waiver, consent, or modification in respect of the Debt Commitment Letter. Buyer promptly shall deliver to the Seller copies of any such amendment, modification or replacement. References herein to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, or supplemented by this Section 7.9, and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, or supplemented by this Section 7.9.

(c) Prior to the Closing, to the extent reasonably necessary and customary for financings of the type contemplated by the Debt Commitment Letter as in effect on the date hereof, the Company shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its officers, directors, employees, legal counsel, affiliates and agents to provide, at Buyer’s sole expense, such cooperation reasonably requested in writing by Buyer in connection with the arrangement of the Debt Financing described in the Debt Commitment Letter (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including using reasonable best efforts to, (i) make available to Buyer the Required Information; (ii) assist with the preparation of lender and investor presentations, rating agency presentations, marketing materials and other similar documents and materials in connection with the Debt Financing and upon reasonable written notice, participate in a reasonable number of meetings and presentations (which may be teleconferences in lieu of such meetings) with prospective lenders (but not more than one primary bank meeting) at reasonable times and locations mutually agreed to the extent required pursuant to the Debt Commitment Letter as in effect on the date hereof; (iii) deliver, at least three (3) Business Days prior to Closing, of all documentation and other information about the Company as is reasonably requested by Buyer and reasonably required to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and beneficial ownership regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230; and (iv) if applicable, assist with Buyer’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, incremental amendments, joinders, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and required under the Debt Commitment Letter, and subject to the occurrence of the Closing; provided, however, that in no event shall the Company, its Subsidiaries or its Representatives be required to provide (A) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or (B) any description of all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or other information customarily provided by the Debt Financing Sources or their counsel; provided, further, that the Company shall not be required to provide, or cause any other Person to provide, cooperation under this Section 7.9 that: (A) unreasonably interferes with the ongoing business of the Company or its Subsidiaries; (B) causes any covenant, representation or warranty in this Agreement to be breached; (C) causes any closing condition set forth in Article IX to fail to be satisfied or otherwise causes the breach of this Agreement or any contract or agreement to which the any of the Company or its Subsidiaries is a party; (D) requires the Company or its Subsidiaries to incur any liability or pay any fee (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing; (E) requires the Company or its Subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (F) requires any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director other Representative believes, in good faith, contains any untrue certifications or requires the Company or its Subsidiaries to give or deliver any legal opinion or other opinion of counsel; (G) requires the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product; or (H) requires the Company or its Subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate, its organizational documents, or would result in a violation or breach of, or default under, any agreement or Contract to which the Company or any of its Subsidiaries is a party. In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Buyer in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 7.9 represent the sole obligation of the Company and its Subsidiaries and their respective Affiliates with respect to cooperation in connection with the Debt Financing. Notwithstanding anything in this Agreement to the contrary, for purposes of the condition set forth in Section 9.2(b), the Company shall be deemed to have performed and complied in all material respects with the obligations and covenants of this Section 7.9 unless (x) the Debt Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under this Section 7.9, which breach is a consequence of an act or failure to act by the Company with the actual knowledge that the taking of such act or failure to take such act would cause such breach, (y) Buyer provided to the Company written notice of such breach within five (5) Business Days of first becoming aware of such breach and (z) the Company failed to cure such breach within ten (10) Business Days after such notice is received by the Company. None of the representations, warranties or covenants of Acquired Companies set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company or any of their respective Representatives at the request of Buyer pursuant to this Section 7.9. The Company hereby consents to the use of the logos of the Company in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Affiliates or its or their reputation or goodwill.

(d) Buyer shall reimburse the Company, the Seller and their Affiliates and Representatives promptly upon demand for all reasonable fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company, the Seller and their Affiliates and Representatives in connection with the cooperation contemplated by this Section 7.9 or otherwise provided in connection with the arrangement and consummation of the Debt Financing and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all fees, costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing (including any alternate financing) and any information used in connection therewith, other than in connection with any willful misconduct or, fraud. This Section 7.9(d) shall survive the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 7.9(d).

ARTICLE VIII

ADDITIONAL COVENANTS

Section 8.1 Employee Benefits.

(a) Buyer agrees that each individual who is employed by the Company as of the Closing Date, including employees on an approved leave of absence from the Company (“Affected Employees”) shall, for the 12-month period after the Closing Date (“Commitment Period”), be provided with (i) an annual base salary (or, in the case of an hourly Affected Employee, the base hourly wage rate) that is at least equal to the annual base salary (or base hourly wage rate, as applicable) payable to such Affected Employee immediately prior to the Closing, and (iii) Compensation (other than applicable salary or hourly wage rate) that is substantially comparable in the aggregate to the Compensation provided to the Affected Employees immediately prior to the Closing Date. Buyer will be solely responsible for all termination and severance benefits, costs, charges, notice obligations, and liabilities of any nature incurred with respect to the termination or the modification of any employment agreement of any employee of the Company on or after the Closing Date.

(b) Following the Closing Date, and to the extent that the Seller provides Buyer with the data necessary to do so in a form reasonably acceptable to Buyer, Buyer shall use commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Buyer in which the Affected Employees are eligible to participate following the Closing Date (collectively, the “Buyer Plans”) to give each Affected Employee service credit for such Affected Employee’s employment with the Acquired Companies for purposes of vesting and eligibility to participate under each applicable Buyer Plan, as if such service had been performed with Buyer (except to the extent it would result in a duplication of benefits). In addition to the foregoing, Buyer shall use its commercially reasonable efforts to, with respect to such Affected Employee, cause any Buyer Plans to (i) waive any pre-existing conditions or limitations and eligibility waiting periods under any such Buyer Plans that are group health plans of Buyer with respect to such Affected Employee and his or her eligible dependents for the plan year in which such Affected Employee ceases participation in the Company employee benefit plans, (ii) give each such Affected Employee credit for the plan year in which the Affected Employees cease participation in the Company Plans towards applicable co-payments, deductibles and annual out-of-pocket limits for medical expenses incurred prior to such date.

(c) Following the Closing Date, Buyer shall provide credit to such Affected Employee for accrued unused vacation, sick leave and/or accrued unused paid time off available to such Affected Employee immediately prior to the Closing Date in the applicable sick leave and/or paid time off policy of Buyer and that is included in the Net Working Capital.

(d) Nothing contained in this Agreement shall confer upon any Affected Employee any right to continued employment with Buyer, nor shall anything herein interfere with the right of Buyer to relocate or terminate the employment of any of the Affected Employees at any time after the Closing Date. Nothing contained in this Agreement, express or implied, shall give any Person, other than the Parties to this Agreement, any rights or remedies of any nature whatsoever, and no provision of this Section 8.1 shall cause any third-party beneficiary rights in any current or former employee, director, consultant or other service provider of the Company to enforce the provisions of this Section 8.1 or any other matter related thereto or be construed as an amendment to any Employee Plan or other benefit plan.

Section 8.2 Certain Tax Matters.

(a) Tax Returns. Buyer will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Returns”) required to be filed after the Closing Date (giving effect to valid extensions), including for Straddle Periods. Buyer shall timely pay or cause to be timely paid any amount shown as due on such Tax Returns. Each such Tax Return that is with respect to a Pre-Closing Tax Period will be prepared in a manner consistent with past practice and this Section 8.2, except to the extent required otherwise by applicable Tax law. At least thirty (30) days prior to the date on which each such income or other material Tax Return for a Pre-Closing Tax Period is due, Buyer shall submit such income or other material Tax Return (and all relevant work papers and other items required to understand such income or other material Tax Return or other items as reasonably requested by the Seller) to the Seller for the Seller’s review, and comment. Buyer shall consider in good faith any changes reasonably requested by the Seller, provided such changes are requested no later than ten (10) days prior to the due date for filing any such income Tax Return. All reasonable out-of-pocket costs and fees incurred for the preparation of such Pre-Closing Tax Returns (but subject to a maximum amount equal to the costs and fees incurred by the Company for the preparation of such Tax Returns for 2019) shall be included as an accrual on the Interim Financials.

(i) The Parties intend that the transactions contemplated hereby are structured in a manner that causes the Tax year of the Company to end as of the Closing Date for federal income Tax purposes (and Buyer shall take any and all actions reasonably necessary and permitted by applicable law to effectuate this result, including by including the Company in its Affiliated Group filing a consolidated federal income Tax Return beginning on the date after the Closing Date).

(ii) With respect to the preparation of Tax Returns, Buyer and the Seller agree that all Transaction Tax Deductions will be treated as properly allocable to the Pre-Closing Tax Period to the maximum extent permitted by applicable Tax law. Buyer will include all such Transaction Tax Deductions as deductions in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date. In connection with the foregoing, the parties agree that 70% of any success based fees are deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29.

(iii) To the extent any portion of the Transaction Tax Deductions are not included as a deduction in the Tax Returns of the Company or its Subsidiaries for the Pre-Closing Tax Period under applicable Tax law, or result in a loss that is carried forward, such amounts and/or loss carryforward shall be deducted on Buyer’s, the Company’s or their Subsidiaries’ or Affiliates’ earliest Tax Return filed in which such Transaction Tax Deductions or loss carryforward may be deducted pursuant to applicable Tax law.

(b) Transfer Taxes. Buyer shall be responsible for and pay all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the purchase and sale of the Purchased Securities hereunder. Buyer, with the cooperation of the Seller, shall prepare and file all necessary Tax Returns and other documentation in connection with the Taxes and charges encompassed in this Section 8.2(b), and the costs of preparing and making such filings shall by paid by Buyer if and when due.

(c) Negative Tax Covenants. To the extent it could result in a Post-Closing Adjustment under Section 3.3 or a reduction in a Tax Refund, Buyer will not, without the Seller’s prior written consent cause or permit the Company to (i) file, amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, (ii) make or change any election that has retroactive effect to any Pre-Closing Tax Period, (iii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period, (iv) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, (v) extend or waive, or cause to be extended or waived, or permit the Company or any of its Subsidiaries to extend or waive, any statute of limitations or other period for assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (vi) cause the Company to take any action after the Closing on the Closing Date outside of the Ordinary Course of Business unless otherwise provided by this Agreement.

(d) Cooperation. The Parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation or review of any Tax Returns, including the filing of any claim for refund resulting from a carryback of a Transaction Tax Deduction, any Tax Contest or other examination in connection with an administrative or judicial proceeding involving a taxing authority relating to Taxes, and the enforcement of the provisions of this Section 8.2(d). Such cooperation will include, upon the Seller’s request, retaining and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.

(e) Tax Refunds. Except to the extent taken into account in the calculation of Net Working Capital, the Seller will be entitled to any Tax refunds of the Company that are received by Buyer, the Company or their Affiliates, and any amounts credited against Tax to which Buyer, the Company or their Affiliates become entitled in any Post-Closing Tax Period, that relate to any Pre-Closing Tax Period. Buyer will pay over to the Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes. If Buyer, the Company or its Subsidiaries has the option to receive either a Tax refund or a Tax credit with respect to Taxes paid for a Pre-Closing Tax Periods, in lieu of such credits, it shall claim the refund to the maximum extent possible.

(f) Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, payroll or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(g) Tax Contests. Buyer shall notify the Seller within ten (10) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of the Company for any Pre-Closing Tax Period (a “Tax Contest”). Buyer shall control, or cause the Company to control, the conduct of any such Tax Contest; provided that to the extent that the outcome of such Tax Contest could reasonably be expected to result in a Post-Closing Adjustment under Section 3.3 or in a reduction in a Tax Refund (i) the Seller, at its sole expense, shall have the right to participate in such Tax Contest and (ii) Buyer or the Company shall not settle or otherwise compromise any such Tax Contest without the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(h) No 338/336 Elections. Buyer and its Affiliates shall not make an election under Code Sections 338 or 336 (or any comparable provision of state, local or non-U.S. Law) in respect of the transactions pursuant to this Agreement.

(i) Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to the Company that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(j) Tax Treatment of Tax Refunds. The Parties agree to treat any payments of Tax refunds pursuant to Section 8.2(e) as adjustments to the Aggregate Consideration Amount for all applicable Tax purposes.

Section 8.3 Indemnification of Directors and Officers.

(a) Indemnification. From and after the Closing, to the extent provided for or required under the Company’s Organizational Documents, Buyer shall, and shall cause the Company to the fullest extent permitted under Applicable Law to, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former employee, agent, director or officer of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnified Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission by such D&O Indemnified Person in his or her capacity as an employee, agent, director or officer occurring or alleged to have occurred whether before or after the Closing (including acts or omissions in connection with such Person’s service as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Buyer shall cooperate with the D&O Indemnified Person in the defense of any such Action.

(b) Survival of Indemnification. To the fullest extent not prohibited by Applicable Law, from and after the Closing, all rights to indemnification now existing in favor of the D&O Indemnified Persons with respect to their activities as such prior to, on or after the date of the Closing, as provided in each of the respective Organizational Documents or indemnification agreements of the Company in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Insurance. Prior to the Closing, Buyer shall obtain on behalf of the Company and fully pay for, at Buyer’s expense and at no expense to the beneficiaries, non-cancellable “tail” insurance policies with a claims period of at least six years from and after the Closing from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the Persons who are or were prior to the date hereof, covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Contemplated Transactions). If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company shall, and Buyer shall cause the Company to, continue to maintain in effect, at Buyer’s expense and at no expense to the beneficiaries, D&O Insurance for a period of at least six years from and after the Closing for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as provided in such existing D&O Insurance, from insurance carriers with the same or better claims-paying ability as the Company’s current D&O Insurance carriers.

(d) Successors. In the event that, after the date of Closing, the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall assume the obligations set forth in this Section 8.3.

(e) Benefit. The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives.

Section 8.4 Publicity; Confidentiality. No public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of (i) in the case of any such public announcement or disclosure by Buyer, the Seller or (ii) in the case of any such public announcement or disclosure by the Company or the Seller, Buyer; provided, that the provisions of this Section 8.4 shall not prohibit (a) any disclosure required by any Applicable Law (in which case the disclosing party will provide the other Parties with the opportunity to review and comment in advance of such disclosure), (b) any disclosure to any member of the Seller, (c) any disclosure to any Representative of any member of the Seller who needs to know such information for the purpose of evaluating the Contemplated Transactions, (d) any disclosure made in connection with the enforcement of any right or remedy relating to the Transaction Documents or the Contemplated Transactions, or (e) any disclosure by a member of the Seller or Buyer and its Affiliates as part of such member’s ordinary course reporting or review procedure or in connection with such member’s ordinary course fundraising, marketing, information or reporting activities. Buyer hereby acknowledges and agrees that Buyer shall remain bound by all of the terms and provisions of that certain Confidentiality Agreement between Buyer and the Company, dated as of August 20, 2020 (as amended, modified, supplemented or restated, the “Confidentiality Agreement”), which Confidentiality Agreement shall terminate effective upon the Closing.

Section 8.5 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of Buyer, the Company and the Seller acknowledges that the Company and the Seller have retained Goodwin Procter LLP (“Goodwin”) and Nixon Peabody LLP (“Nixon” and together with Goodwin, the “Seller Firms”) to act as their counsel in connection with the Contemplated Transactions and that the Seller Firms have not acted as counsel for any other Person in connection with the Contemplated Transactions and that no other Party or Person has the status of a client of either of the Seller Firms for conflict of interest or any other purposes as a result thereof.

(b) Each of Buyer, the Company and the Seller hereby (i) waives, on behalf of themselves and each of their Affiliates any claim they have or may have that either of the Seller Firms has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation; and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Company) and the Seller or any of its Affiliates, each of the Seller Firms may represent the Seller in such dispute even though the interest of any such parties may be directly adverse to Buyer or any of its Affiliates (including the Company) and even though either or both of the Seller Firms may have represented the Company in a matter substantially related to such dispute.

(c) Each of Buyer, the Company and the Seller, for themselves and their respective Affiliates (including, as applicable, the Company), further agree that, as to all pre-Closing communications between or among the Seller Firms, the Company and/or the Seller that relate in any way to the Contemplated Transactions, the attorney-client privilege and all other rights to any evidentiary privilege belong to the Seller and may be controlled by the Seller and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their respective Affiliates, on the one hand, and a third Person other than a Party or any third-party beneficiary to this Agreement after the Closing, on the other hand, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by either Seller Firm to such third party.

(d) Prior to the Closing, the Seller and the Company may delete or remove all documents, emails and other non-email electronic documents concerning the negotiation or drafting of this Agreement and the Transaction Documents, or any other agreement previously contemplated by the Company which, if consummated, would have resulted in a transaction substantially similar to the ones contemplated by this Agreement, which are protected by the attorney-client or work product privileges. It is acknowledged and agreed to by the parties that a failure by the Company and/or the Seller to remove materials identified in the foregoing sentence, to the extent that such materials are otherwise protected by the attorney-client or work product privileges, is inadvertent and that the Seller shall, after receiving written notice from Buyer of said failure, to the extent discovered and known by Buyer to constitute materials identified in the foregoing sentence, have ninety (90) days (the “Recovery Period”) to request the return of such documents from Buyer and the Company. At all times prior to the lapse of the Recovery Period, Buyer agrees not to knowingly take any actions (and will cause its Subsidiaries (including the Company following the Closing) not to knowingly take any actions) with regard to the documents that would be inconsistent with such claims of privilege.

Section 8.6 Releases.

(a) Effective as of the Closing, Buyer, the Company and their respective controlled Affiliates, successors and assigns, and each of the Company and their respective controlled Affiliates, successors and assigns, hereby fully and unconditionally to the maximum extent permissible by Applicable Law, releases, acquits and forever discharges the current and former managers and directors of the Company (solely in their capacities as managers and/or directors) (the “Buyer Releasing Parties”), the Seller, and their controlled Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Buyer Released Party”) from any and all manner of actions, causes of actions, claims, torts (whether under common law or otherwise) obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether under tort, contract or under any other legal or equitable other theory, whether pursuant to statute, common law, or otherwise, that such party ever had, now has or ever may have or claim to have against any Buyer Released Party arising out of or relating to or accruing from their relationship with the Company prior to the Closing (including in respect of the management or operation of the Company), other than those claims that cannot be released as a matter of law and excluding any claims under this Agreement or the Transaction Documents. Effective as of the Closing, the Buyer Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

(b) Effective as of the Closing, the Seller and its controlled Affiliates, successors and assigns (the “Seller Releasing Parties” and, together with the Buyer Releasing Parties, the “Releasing Parties”), hereby fully and unconditionally to the maximum extent permissible by Applicable Law, releases, acquits and forever discharges the Company, its Subsidiaries, and their controlled Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Seller Released Party” and, together with a Buyer Released Party, a “Released Party”) from any and all manner of actions, causes of actions, claims, torts (whether under common law or otherwise) obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, whether under tort, contract or under any other legal or equitable other theory, whether pursuant to statute, common law, or otherwise, that such party ever had, now has or ever may have or claim to have against any Seller Released Party arising out of or relating to or accruing from their relationship with the Company prior to the Closing (including in respect of the management or operation of the Company), other than those claims that cannot be released as a matter of law and excluding (y) any claims under this Agreement or the Transaction Documents and (z) any claims or rights on the part of current or former directors and officers of the Company or any of its Subsidiaries for indemnification or advancement of expenses. Effective as of the Closing, the Seller Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.

(c) Without limiting the generality of the foregoing, each Releasing Party waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Releasing Party acknowledges that the Released Parties will be relying on the waiver and release provided in this Section 8.6 in connection with entering into this Agreement and that this Section 8.6 is intended for the benefit of, and to grant third party rights to each equityholder of Buyer, the Seller and their respective Affiliates to enforce this Section 8.6.

Section 8.7 R&W Insurance Policy. Buyer and its Affiliates shall not amend, waive or otherwise modify the R&W Insurance Policy, in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or suit against the Seller or any Nonparty Affiliate based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement. Buyer acknowledges and agrees that the binding of the R&W Insurance Policy is not in any way a condition to Closing the transactions contemplated pursuant to this Agreement.

ARTICLE IX

CONDITIONS TO CLOSE

Section 9.1 Conditions to all Parties’ Obligations. The obligations of all Parties to consummate the Contemplated Transactions are subject to the satisfaction (or waiver) of the following conditions as of the Closing Date:

(a) HSR Approval. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(b) No Judgments. No final, nonappealable Governmental Order shall have been entered which would (i) prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, (ii) declare unlawful the Contemplated Transactions, or (iii) cause such Contemplated Transactions to be rescinded (collectively “Restraints”).

Section 9.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Company and the Seller contained in: (i) Section 4.1 (Organization), Section 4.2 (Power and Authorization), Section 4.5 (Capitalization of the Company), and Section 4.25 (No Brokers) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (ii) Section 4.8(a) (Absence of Material Adverse Effect) shall be true and correct in all respects and (iii) any other section of ARTICLE IV shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) (without giving effect to any qualification by “materiality” or “Material Adverse Effect” and words of similar import set forth therein in the case of (iii)), except, in the case of this clause (iii), where the failure of any such representation or warranty to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance. The Company and the Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c) Compliance Certificate. The Company and the Seller shall have delivered to Buyer a certificate signed by a duly authorized representative of the Company and the Seller, as applicable, dated as of the Closing Date, stating that the conditions set forth in Section 9.2(a) and Section 9.2(b) and Section 9.2(f), as they relate to the Company or the Seller, as applicable, have been satisfied.

(d) Good Standing Certificate. The Seller shall have delivered to Buyer a good standing certificate for the Company from the Secretary of State of the State of Delaware.

(e) Secretary’s Certificate. The Seller shall have delivered to Buyer a certificate executed by the Secretary of the Company certifying as true, correct and complete: (i) copies of the Organizational Documents of the Company, certified by the Secretary of the Company as the true, correct and complete copies thereof as of the Closing Date; (ii) a copy of the resolutions of the board of directors of the Company evidencing the approval of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement; and (iii) the name, title, incumbency and signatures of the directors or officers of the Seller and the Company authorized to execute this Agreement and the Ancillary Agreements on behalf of the Seller and the Company, as applicable.

(f) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(g) Non-Foreign Affidavit. The Seller shall have delivered to Buyer a certificate certifying in accordance with Treasury Regulations Section 1.1445-2(b)(2), that Seller is not a “foreign person” for purposes of Section 1445(b)(2) of the Code (such certificate, for the avoidance of doubt, may be an IRS Form W-9).

(h) Escrow Agreement. The Seller shall have delivered to Buyer counterpart signature pages to the Escrow Agreement duly executed by Seller and the Escrow Agent.

(i) Stock Certificate. The Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Purchased Securities, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(j) Termination of Management Agreement. The Company shall have terminated that certain Management Consulting Agreement, dated March 28, 2011, by and between the Company and Frazier Management LLC.

Section 9.3 Conditions to the Seller’s and the Company’s Obligations. The obligations of the Seller and the Company to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by the Seller in its sole discretion) of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects at the Closing.

(b) Performance. Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing (including, for the avoidance of doubt, Buyer’s payment obligations with respect to the Estimated Aggregate Consideration, set forth in Section 3.2 hereof).

(c) Compliance Certificate. Buyer shall have delivered to the Seller a certificate signed by a duly authorized representative of Buyer, dated as of the Closing Date, stating that the conditions set forth in Section 9.3(a) and Section 9.3(b), as they relate to Buyer, have been satisfied.

(d) Escrow Agreement. Buyer shall have delivered to Seller a duly executed counterpart signature page to the Escrow Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Seller;

(b) by the Seller or Buyer if the Closing has not occurred on or before 5:00 p.m., Eastern time, on the date that is one hundred eighty (180) days following the date of this Agreement, which date may be extended from time to time by mutual written consent of Buyer and the Seller (such date, as so extended from time to time, the “Termination Date”), provided, that, any termination pursuant to this Section 10.1(b) shall not be available to any party who has breached this Agreement if such breach has prevented the satisfaction of any condition set forth in Article IX (and has not been waived by the other party) or, if such breach is capable of being cured and has not been cured by such party or such breach, action or inaction is otherwise the proximate cause of the failure of the Parties to consummate the Closing by the Termination Date;

(c) by the Seller if (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition precedent set forth in Section 9.3(a) would not be satisfied or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition precedent set forth in Section 9.3(b) would not be satisfied and, such failure or breach with respect to any such representation, warranty or obligations, (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 2.2 (it being understood that a breach by Buyer of Section 3.1 shall not be subject to cure unless otherwise agreed to by the Seller in writing) or, (B) if curable, shall continue to be unremedied at the Termination Date or, if earlier, by the 30th day following such breach;

(d) by Buyer if (i) any of the representations and warranties of the Seller contained in this Agreement fail to be true and correct such that the condition precedent set forth in Section 9.2(a) would not be satisfied or (ii) the Seller shall have breached or failed to comply with any of its obligations under this Agreement such that the condition precedent set forth in Section 9.2(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligations (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 2.2 or, (B) if curable, shall continue to be unremedied at the Termination Date or, if earlier, by the 30th day following such breach;

(e) by the Seller if (i) all of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing) and (ii) Buyer fails to consummate the Contemplated Transactions on the date that the Closing should have occurred pursuant to Section 2.2 but for such failure; or

(f) by Buyer or the Seller in the event that (i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order prohibiting or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties.

Section 10.2 Buyer Antitrust Termination Fee.

(a) If the Seller or Buyer terminates this Agreement pursuant to (i) Section 10.1(b) or (ii) Section 10.1(f) (to the extent such Applicable Law or Governmental Order arises under an Antitrust Law), and in the case of (i) or (ii), all of the conditions under Section 9.1 and Section 9.2 and have been satisfied or waived other than (A) the conditions set forth in Section 9.1(a) and Section 9.1(b) (to the extent that such Restraint arises under any Antitrust Law) and (B) any such conditions which by their nature cannot be satisfied until the Closing Date (provided that each such condition is capable of being satisfied if the Closing were to occur as of immediately prior to such termination), then Buyer shall pay or cause to be paid to the Seller a fee of $19,000,000.00 by wire transfer of same-day funds no later than five (5) Business Days after such termination (the “Buyer Antitrust Termination Fee”). In no event shall Buyer be required to pay the Buyer Antitrust Termination Fee on more than one occasion.

(b) Each of Buyer and the Seller acknowledges and agrees that the Buyer Antitrust Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate Seller in circumstances in which the Buyer Antitrust Termination Fee is payable pursuant to this Section 10.2 (except the Company’s and the Seller’s right to claim damages for willful and material breach by Buyer of the Antitrust Efforts Covenant, subject to Section 10.3 and the Ultimate Antitrust Cap). Notwithstanding anything to the contrary in this Agreement, and in each case except the Company’s and the Seller’s right to claim damages for willful and material breach by Buyer of the Antitrust Efforts Covenants, subject to Section 10.3 and the Ultimate Antitrust Cap, the Seller’s right to receive payment of the Buyer Antitrust Termination Fee pursuant to this Section 10.2 shall be the sole and exclusive remedy of the Seller or any of its Affiliates against Buyer or any of its Affiliates or any of their respective stockholders, partners, members, or Representatives for any and all Losses that may be suffered resulting from a failure of the transactions contemplated by this Agreement in circumstances in which the Buyer Antitrust Termination Fee is payable pursuant to this Section 10.2, and upon payment of the Buyer Antitrust Termination Fee in accordance with this Section 10.2, none of Buyer or any of its Affiliates or any of their respective stockholders, partners, members, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents. Notwithstanding anything herein to the contrary, in no event shall the aggregate liability of the Buyer or any of its Affiliates or any of their respective stockholders, partners, members, or Representatives for any and all Losses that may be suffered resulting from a failure of the transactions contemplated by this Agreement in circumstances in which the Buyer Antitrust Termination Fee is payable pursuant to this Section 10.2 exceed $50,000,000 (the “Ultimate Antitrust Cap”), including, for the avoidance of doubt, any such Losses that may be suffered as a result of a willful and material breach by Buyer of the Antitrust Efforts Covenant.

Section 10.3 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1, all obligations of the Parties hereto to each other with respect to this Agreement and the Contemplated Transaction shall terminate, except for the provisions of Article I, Section 8.4, this Article X, and Article XII (Miscellaneous), and the Confidentiality Agreement, each of which shall survive such termination of this Agreement, provided, however, that any termination of this Agreement pursuant to Section 10.1(c), Section 10.1(d), or Section 10.1(e) shall not prejudice the ability of any Party from seeking damages from any other Party for any willful and material breach of this Agreement, including attorneys’ fees and the right to pursue any remedy available at law or in equity, including specific performance (other than in respect of a claim for Buyer’s breach of any Antitrust Efforts Covenant, which shall be limited as set forth in Section 10.2(b)). For purposes of this Agreement, the phrase “willful and material breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching Person with the intent of causing a breach of a specific provision or covenant of this Agreement; for the avoidance of doubt, if (i) all of the conditions to Closing set forth in Article IX have been satisfied or waived (other than conditions that, by their nature, are to be satisfied at the Closing) and (ii) Buyer fails to consummate the Contemplated Transactions on the date that the Closing should have occurred pursuant to Section 2.2 but for such failure, such failure shall be deemed a willful and material breach hereunder regardless of whether the Financing shall have been funded.

ARTICLE XI

SURVIVAL

Section 11.1 Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Representatives in respect thereof, and (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Representatives in respect of any covenant or agreement to be performed prior to the Closing.

Section 11.2 Remedies. Buyer hereby irrevocably and unconditionally acknowledges and agrees that the sole and exclusive source of recovery and remedy for any loss, liability, cost, expense or damage sustained, suffered or incurred by Buyer, and/or any of its Affiliates (including the Company, following the Closing) or any of their respective Representatives resulting from any breach, misstatement, misrepresentation, inaccuracy or omission by the Company or the Seller in connection with this Agreement, or the transactions contemplated hereby, or certified to or contained in any certificate or other document delivered in connection herewith or therewith or from any failure to perform any covenant or agreement of thereof that is required to be performed prior to the Closing contained herein or therein, whether such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, common law or equitable theory of recovery (including any theories pertaining to “piercing the corporate veil”, “alter-ego”, unjust enrichment, or any other similar theories), shall be (i) prior to the Closing, termination of this Agreement if and solely to the extent contemplated by Section 10.1 or specific performance against the Company or the Seller of their express obligations under this Agreement in accordance with Section 12.11 or (ii) from and after the Closing, recovery against the R&W Insurance Policy in accordance with the terms thereof.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a an email address is provided below) sent by email (subject to electronic confirmation of receipt). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by email prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or addresses or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Seller, to:

Northfield Medical Holdings, LLC

c/o Frazier Healthcare

601 Union St., Two Union Square, Suite 3200

Seattle, WA 98101

Attention: Ben Magnano and Philip Zaorski

Email: ben@frazierhealthcare.com and phil@frazierhealthcare.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Christian C. Nugent and Christopher A. Dwyer

Email: cnugent@goodwinlaw.com; cdwyer@goodwinlaw.com

and to:

Nixon Peabody LLP

70 West Madison St.

Suite 3500

Chicago, IL 60602

Attention: David R. Brown

Email: drbrown@nixonpeabody.com

If to a Buyer (or to the Company after the Closing), to:

Agiliti Health, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

Telephone: (952) 893-3227

Attention: Lee Neumann

Email: lee.neumann@agilitihealth.com

with a copy (which shall not constitute notice) to:

Cozen O’Connor PC

33 South 6th Street, Suite 3800

Minneapolis, MN 55402

Telephone: (612) 260-9029

Email: cbellini@cozen.com

Attention: Christopher J. Bellini

Each of the Parties may specify a different address or addresses or email address by giving notice in accordance with this Section 12.1 to each of the other Parties.

Section 12.2 Succession and Assignment; No Third-Party Beneficiaries.

(a) This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempt to do so will be null and void ab initio, provided, however, that without such consent, Buyer may collaterally assign this Agreement to its Debt Financing Sources as collateral security for Indebtedness and that no consent shall be required in connection with a collateral assignment pursuant to Section 8.3(d).

(b) (i) Each D&O Indemnified Person shall have the right to enforce their respective rights under Section 8.3, (ii) each Nonparty Affiliate shall have the right to enforce its rights under Section 12.4, (iii) the Seller Firms shall have the right to enforce their respective rights under Section 8.5, and (iv) each Person covered by Section 8.6 shall have the right to enforce their respective rights under Section 8.6. Except as set forth in the immediately preceding sentence, this Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person (including any Affected Employee pursuant to Section 8.1 or otherwise), other than the Parties and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.4 Non-Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) (i) the Persons that are expressly identified as parties in the preamble to this Agreement and (ii) with respect to any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the Persons expressly making such representation or warranty (subject, in all cases to

Section 4.21 and Section 6.8) that is expressly identified as a Party in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law, common law, or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (including any theories pertaining to “piercing the corporate veil”, “alter-ego”, unjust enrichment, or any other similar theories) (other than as set forth in the Confidentiality Agreement).

Section 12.5 Entire Agreement; Disclosure Schedules.

(a) This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

(b) Each Disclosure Schedule delivered pursuant to this Agreement shall be in writing and shall qualify this Agreement. The representations and warranties of the Company and the Seller in this Agreement are made and given subject to the disclosures set forth in the Disclosure Schedules, and the Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Seller except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Disclosure Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company or the Seller nor shall such information constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Company or the Seller, or constitutes a Material Adverse Effect. Any fact or item that is disclosed in any Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Disclosure Schedule reasonably apparent shall be deemed to be disclosed in such other Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain Disclosure Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Disclosure Schedules. Where the terms of a contract or other item have been summarized or described in the Disclosure Schedules, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Disclosure Schedules is being provided solely for the purpose of making disclosures to Buyer under this Agreement. Certain information set forth in the Disclosure Schedules is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. In disclosing this information, neither the Company nor the Seller waives, and each expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 12.6 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.

Section 12.8 Governing Law. This Agreement, the rights of the Parties hereunder, all Actions arising in whole or in part under or in connection herewith, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, in each case will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction; provided, however, that notwithstanding the foregoing, except as otherwise set forth in the Debt Commitment Letter as in effect as of the date of this Agreement, including as it relates to (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Buyer or any of its affiliates has the right to terminate its or their obligations hereunder pursuant to Section 10.1(d) or decline to consummate the Closing as a result thereof pursuant to Section 9.2(a) and (C) the determination of whether the Closing has been consummated in accordance with the terms hereof (which will, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of laws thereof), all Actions and matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the Debt Financing, shall be exclusively governed by, and constructed in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the law of any jurisdiction other than the State of New York.

Section 12.9 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each of the Parties, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in the State of Delaware for the purpose of any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such Party shall bring such Action only in the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such Action shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1, will constitute good and valid service of process in any such Action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

SECTION 12.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 12.11 Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that prior to a termination of this Agreement in accordance with this Agreement such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to seek to enforce its rights and the other Party’s obligations hereunder by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (y) any requirement under Applicable Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. For the avoidance of doubt, and notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company and the Seller shall be entitled to specific performance of Buyer’s obligation to cause the Debt Financing or any Alternative Financing to be funded and Buyer’s obligations to consummate the transactions contemplated hereby, but only and solely in the event that (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which is capable of being satisfied and is satisfied as of the time that Closing is required to have occurred pursuant to Section 2.2) have been satisfied as of the time when Closing is required to have occurred pursuant to Section 2.2, (ii) the Company has irrevocably confirmed in a written notice delivered to Buyer that all of the conditions set forth in Section 9.3 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing) and (iii) the Closing will occur pursuant to ARTICLE II if specific performance is granted and the Debt Financing (including any Alternative Financing) is fully funded in accordance with its terms.

Section 12.12 Retention of Books and Records. Buyer shall cause the Company to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to such Person in existence at the Closing that are required to be retained under current retention policies or applicable law for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Seller or its Representatives during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 12.13 Expenses. Except as otherwise expressly provided herein, each of Buyer, the Company and the Seller shall pay all of their own fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees and disbursements of counsel, financial advisors and accountants.

Section 12.14 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the Debt Commitment Letter or the definitive documents governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees not to bring or support or permit any of its affiliates to bring or support any Action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c)

irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing, a Debt Commitment Letter, the definitive documents governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not subject to the jurisdiction of the courts in New York as described herein for any reason, (f) agrees that none of the Debt Financing Sources will have any liability to any of the Parties or any of their respective controlled Affiliates or Representatives (in each case, other than under any binding agreement to which a Debt Financing is a party, including the Debt Commitment Letter) relating to or arising out of this Agreement, the Commitment Letter, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) hereby waives any and all claims and causes of action against the Debt Financing Sources relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (in each case, other than Buyer pursuant to the terms of the Debt Financing or the Debt Commitment Letter), (h) agrees not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any Action against any Debt Financing Sources under this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby (in each case, other than Buyer pursuant to the terms of the Debt Financing or the Debt Commitment Letter), and (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 12.14 and Section 12.8 to the extent contemplated thereby (and to the extent any amendments to such provisions are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources). Notwithstanding anything contained herein to the contrary, nothing in this Section 12.14 shall in any way affect any party’s or any of their respective affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Commitment Letter.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

AGILITI HEALTH, INC.

By:	/s/ Thomas Leonard
Name: Thomas Leonard
Title: CEO

COMPANY:

NORTHFIELD MEDICAL, INC.

By:	/s/ Hendrik Struik
Name: Hendrik Struik
Title: President and Chief Executive Officer

SELLER:

NORTHFIELD MEDICAL HOLDINGS LLC

By:	/s/ Hendrik Struik
Name: Hendrik Struik
Title: President and Chief Executive Officer

Signature Page to Stock Purchase Agreement